EXHIBIT 2.1








                          AGREEMENT AND PLAN OF MERGER



                          dated as of February 26, 1996



                                      among



                              FIRST HAWAIIAN, INC.,



                           ANB ACQUISITION CORPORATION



                                       and



                            ANB FINANCIAL CORPORATION

                                TABLE OF CONTENTS


                                                                         Page

                                    ARTICLE I

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

          1.1         The Merger  . . . . . . . . . . . . . . . . . . .    8
          1.2         Effective Time of the Merger  . . . . . . . . . .    8
          1.3         Corporate Organization  . . . . . . . . . . . . .    8
                      (a)      Articles of Incorporation  . . . . . . .    8
                      (b)      By-Laws  . . . . . . . . . . . . . . . .    8
                      (c)      Board of Directors and Officers of
                                 Surviving Corporation  . . . . . . . .    8
          1.4         Effect of the Merger on the Securities of the
                        Constituent Corporations   . . . . . . . . . . .   8
                      (a)      Company Common Stock . . . . . . . . . . .  9
                      (b)      Certain Definitions  . . . . . . . . . . .  9
                      (c)      Cancellation of Treasury Stock and FHI-
                                 Owned Stock, etc.  . . . . . . . . . . . 10
                      (d)      Options. . . . . . . . . . . . . . . . . . 10
                      (e)      Sub Common Stock . . . . . . . . . . . . . 11
                      (f)      FHI Common Stock . . . . . . . . . . . . . 11
                      (g)      Anti-Dilution  . . . . . . . . . . . . . . 11
                      (h)      Dissenting Stock . . . . . . . . . . . . . 11
                      (i)      Determination of Determination Date
                                 Book Value Per Share . . . . . . . . . . 12
                      (j)      Adjustment of Determination Date Book
                                 Value Per Share  . . . . . . . . . . . . 12
          1.5         Exchange of Certificates  . . . . . . . . . . . . . 13
                      (a)      Exchange Agent . . . . . . . . . . . . . . 13
                      (b)      Exchange Procedures  . . . . . . . . . . . 13
                      (c)      Distributions with Respect to
                                 Unexchanged Shares; Voting . . . . . . . 14
                      (d)      No Further Ownership Rights in Company
                                 Common Stock . . . . . . . . . . . . . . 14
                      (e)      No Fractional Shares . . . . . . . . . . . 15
                      (f)      Termination of Exchange Fund . . . . . . . 15
                      (g)      No Liability . . . . . . . . . . . . . . . 15

                                   ARTICLE II

THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

          2.1         Closing Date  . . . . . . . . . . . . . . . . . . . 16
          2.2         Procedure   . . . . . . . . . . . . . . . . . . . . 16

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY . . . . . . . . . . . . . . . . 16

          3.1         Organization, Etc.    . . . . . . . . . . . . . .   16
          3.2         Non-Contravention; Binding Effect   . . . . . . .   17
          3.3         No Consent  . . . . . . . . . . . . . . . . . . .   17
          3.4         Compliance with Laws  . . . . . . . . . . . . . .   18
          3.5         Capitalization  . . . . . . . . . . . . . . . . .   19
          3.6         Subsidiaries  . . . . . . . . . . . . . . . . . .   19
          3.7         Charter Documents; Management   . . . . . . . . .   20
          3.8         Financial Statements and Reports  . . . . . . . .   20
          3.9         Properties  . . . . . . . . . . . . . . . . . . .   21
          3.10        Absence of Certain Changes  . . . . . . . . . . .   22
          3.11        Material Contracts  . . . . . . . . . . . . . . .   24
          3.12        Litigation  . . . . . . . . . . . . . . . . . . .   24
          3.13        Regulatory Applications   . . . . . . . . . . . .   25
          3.14        Taxes   . . . . . . . . . . . . . . . . . . . . .   25
          3.15        Employee Benefit Plans; ERISA   . . . . . . . . .   27
          3.16        Labor Relations   . . . . . . . . . . . . . . . .   29
          3.17        Employment and Similar Agreements; Obligations
                        Upon Change in Control   . . . . . . . . . . . .  29
          3.18        Broker's and Finder's Fees  . . . . . . . . . . .   30
          3.19        Hazardous Materials   . . . . . . . . . . . . . .   30
          3.20        Damage to Mortgaged Properties  . . . . . . . . .   31
          3.21        Shareholder Approval  . . . . . . . . . . . . . .   31
          3.22        Deposit Accounts  . . . . . . . . . . . . . . . .   31
          3.23        Trademarks, Etc.    . . . . . . . . . . . . . . .   31
          3.24        Disclosure  . . . . . . . . . . . . . . . . . . .   32

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FHI AND SUB . . . . . . . . . . . . .   32

          4.1         Organization, Etc.    . . . . . . . . . . . . . .   32
          4.2         Non-Contravention; Binding Effect   . . . . . . .   33
          4.3         No Consent  . . . . . . . . . . . . . . . . . . .   33
          4.4         Compliance with Laws  . . . . . . . . . . . . . .   34
          4.5         Capitalization  . . . . . . . . . . . . . . . . .   35
          4.6         Charter Documents   . . . . . . . . . . . . . . .   35
          4.7         SEC Documents   . . . . . . . . . . . . . . . . .   35
          4.8         Absence of Certain Changes  . . . . . . . . . . .   36
          4.9         Litigation  . . . . . . . . . . . . . . . . . . .   36
          4.10        Regulatory Applications   . . . . . . . . . . . .   37
          4.11        Broker's and Finder's Fees  . . . . . . . . . . .   37
          4.12        Shareholder Approval  . . . . . . . . . . . . . .   37

                                    ARTICLE V

COVENANTS OF FHI, SUB AND COMPANY . . . . . . . . . . . . . . . . . . .   37

          5.1         Covenants by FHI, Sub and Company   . . . . . . .   37
                      (a)      Filings and Approvals  . . . . . . . . .   37
                      (b)      Registration Statement . . . . . . . . .   38
                      (c)      Reasonable Best Efforts  . . . . . . . .   39
                      (d)      Access . . . . . . . . . . . . . . . . .   39

          5.2         Affirmative Covenants of Company  . . . . . . . .   39

                      (a)      Conduct of Business  . . . . . . . . . .   39
                      (b)      Delivery of Financial Statements . . . .   40
                      (c)      Meeting of Shareholders  . . . . . . . .   40
                      (d)      Proxy Statement  . . . . . . . . . . . .   40

          5.3         Negative Covenants of Company   . . . . . . . . .   40

                      (a)      Charter  . . . . . . . . . . . . . . . .   40
                      (b)      Dividends  . . . . . . . . . . . . . . .   40
                      (c)      Issuance of Securities . . . . . . . . .   41
                      (d)      Reclassifications or Repurchases . . . .   41
                      (e)      Business Combinations  . . . . . . . . .   41
                      (f)      Contracts; Employee Matters  . . . . . .   41
                      (g)      Indebtedness . . . . . . . . . . . . . .   41
                      (h)      Investments  . . . . . . . . . . . . . .   42
                      (i)      Business Practices . . . . . . . . . . .   42

          5.4         Notification  . . . . . . . . . . . . . . . . . .   42
          5.5         No Shopping   . . . . . . . . . . . . . . . . . .   42
          5.6         Indemnification   . . . . . . . . . . . . . . . .   43
          5.7         Employees   . . . . . . . . . . . . . . . . . . .   45
          5.8         Affiliates  . . . . . . . . . . . . . . . . . . .   45
          5.9         Additional Covenants of Company   . . . . . . . .   46

                                   ARTICLE VI

CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .   47

          6.1         Conditions to Company's Obligation to Close   . .   47

                      (a)      Continued Accuracy of Representations
                                 and Warranties; Performance of
                                 Covenants  . . . . . . . . . . . . . .   47
                      (b)      Regulatory Approvals . . . . . . . . . .   47
                      (c)      Shareholder Approval . . . . . . . . . .   47
                      (d)      No Injunction  . . . . . . . . . . . . .   47
                      (e)      Opinions of Counsel  . . . . . . . . . .   47
                      (f)      No Resolution Amendments . . . . . . . .   48
                      (g)      Effectiveness of Registration Statement    48
                      (h)      Blue-Sky Permits . . . . . . . . . . . .   48
                      (i)      Tax Opinion  . . . . . . . . . . . . . .   48
          6.2         Conditions to FHI's and Sub's Obligation to
                        Close  . . . . . . . . . . . . . . . . . . . . .  48

                      (a)      Continued Accuracy of Representations
                                 and Warranties; Performance of
                                 Covenants  . . . . . . . . . . . . . .   48
                      (b)      Regulatory Approvals . . . . . . . . . .   48
                      (c)      Shareholder Approval . . . . . . . . . .   49
                      (d)      No Injunction  . . . . . . . . . . . . .   49
                      (e)      Opinions of Counsel  . . . . . . . . . .   49
                      (f)      No Resolution Amendments . . . . . . . .   49
                      (g)      Consents Under Agreements  . . . . . . .   49
                      (h)      Good Standing and Tax Certificates . . .   49
                      (i)      Resignation of Certain Directors . . . .   50
                      (j)      Effectiveness of Registration Statement    50
                      (k)      Blue-Sky Permits . . . . . . . . . . . .   50
                      (l)      Tax Opinion  . . . . . . . . . . . . . .   50
                      (m)      Dissenting Stock . . . . . . . . . . . .   50

                                   ARTICLE VII

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

          7.1         Termination   . . . . . . . . . . . . . . . . . .   50
                      (a)      Mutual Consent . . . . . . . . . . . . .   50
                      (b)      No Shareholder Approval  . . . . . . . .   50
                      (c)      Regulatory Denials or Refusals . . . . .   50
                      (d)      Company Breach . . . . . . . . . . . . .   51
                      (e)      FHI or Sub Breach  . . . . . . . . . . .   51
                      (f)      Delay  . . . . . . . . . . . . . . . . .   51
                      (g)      Possible Adjustment  . . . . . . . . . .   51
          7.2         Effect of Termination   . . . . . . . . . . . . .   51

                                  ARTICLE VIII

GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .   52

          8.1         Notices   . . . . . . . . . . . . . . . . . . . .   52
          8.2         Governing Law   . . . . . . . . . . . . . . . . .   53
          8.3         Entire Agreement  . . . . . . . . . . . . . . . .   53
          8.4         Amendments and Waivers  . . . . . . . . . . . . .   53
          8.5         Counterparts  . . . . . . . . . . . . . . . . . .   54
          8.6         Interpretation of Agreement   . . . . . . . . . .   54
          8.7         Nonsurvival of Representations and Covenants  . .   54
          8.8         Fees and Expenses   . . . . . . . . . . . . . . .   54
          8.9         Definitions   . . . . . . . . . . . . . . . . . .   55
          8.10        Attorneys' Fees   . . . . . . . . . . . . . . . .   55
          8.11        Publicity   . . . . . . . . . . . . . . . . . . .   56
          8.12        Assignment  . . . . . . . . . . . . . . . . . . .   56
          8.13        Further Action  . . . . . . . . . . . . . . . . .   56
          8.14        Third Party   . . . . . . . . . . . . . . . . . .   56
          8.15        Gender; Number  . . . . . . . . . . . . . . . . .   56
          8.16        Schedules   . . . . . . . . . . . . . . . . . . .   56

EXHIBITS

          Exhibit A-1   . . . . . . . . . . . .  Parties to Voting Agreement
          Exhibit A-2   . . . . . . . . . . . . . . Form of Voting Agreement
          Exhibit B   . . . . . . . . . . . . . . . . .  Affiliate Agreement
          Exhibit C   . . . . . . . . Form of Opinion of FHI General Counsel
          Exhibit D   . . . . . . . . . .  Form of Opinion of Counsel to FHI
          Exhibit E   . . . . . . . .  Form of Opinion of Counsel to Company

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of the 26th day of February, 1996 (this "Agreement"), among FIRST HAWAIIAN, INC., a Delaware corporation ("FHI"), ANB ACQUISITION CORPORATION, a Washington corporation and a direct wholly-owned subsidiary of FHI ("Sub"), and ANB FINANCIAL CORPORATION, a Washington corporation ("Company").

          WHEREAS the board of directors of each of FHI, Sub and Company has adopted resolutions approving this Agreement pursuant to which Sub shall be merged with and into Company and Company shall become a wholly-owned direct subsidiary of FHI (the "Merger");

          WHEREAS the board of directors of each of FHI, Sub and Company has determined that the Merger is consistent with, and in furtherance of, their respective business strategies and goals;

          WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for using the "purchase" accounting method;

          WHEREAS, concurrently with the execution and delivery of this Agreement, each of the shareholders of Company listed in Exhibit A-1 hereto has entered into a Shareholder Voting Agreement in the form attached as Exhibit A-2 hereto pursuant to which such shareholder agreed to vote the shares of capital stock of Company such shareholder owns or otherwise has the power to vote in favor of approval of this Agreement and the Merger at any meeting of the shareholders of Company held to consider and vote on such matters; and

          WHEREAS FHI, Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
                                    ARTICLE I

                                   THE MERGER

          1.1 The Merger. Upon the terms and subject to the conditions set forth herein, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into Company in accordance with Title 23B of the Revised Code of Washington (the "RCW"). The separate existence of Sub shall thereupon cease and Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger shall have the effects set forth in RCW
Section 23B.11.060.

          1.2 Effective Time of the Merger. The Merger shall become effective when properly executed articles of merger (the "Articles of Merger") are duly filed with the Secretary of State of the State of Washington in accordance with RCW Title 23B; provided, however, that, by mutual consent, the Articles of Merger may provide for a later time of effectiveness of the Merger. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are so filed (or such later time as is so provided in the Articles of Merger).

          1.3  Corporate Organization.

          (a) Articles of Incorporation. The articles of incorporation of Company, as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation after the Effective Time unless and until amended in accordance with its terms and as provided by law.

          (b) By-Laws. The by-laws of Company, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation unless and until amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by law.

          (c) Board of Directors and Officers of Surviving Corporation. The board of directors of the Surviving Corporation shall consist of the directors of Sub immediately prior to the Effective Time, who shall serve until their respective successors are duly elected and qualified. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and/or appointed and qualified in the manner provided in the articles of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

          1.4 Effect of the Merger on the Securities of the Constituent Corporations. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of (i) any shares of common stock, par value $1.00 per share, of Company
("Company Common Stock") or any other shares of capital stock of Company or (ii) any shares of capital stock of Sub:

          (a) Company Common Stock. Subject to Sections 1.5(e) and 7.1(g), each share of Company Common Stock issued and outstanding at the Effective Time (other than (i) shares of Company Common Stock to be cancelled pursuant to Section 1.4(c) and (ii) shares of Company Common Stock held by any holder who shall have taken the necessary steps under RCW Title 23B to exercise dissenters' rights with respect to the Merger and demand payment for such shares of Company Common Stock and who is otherwise entitled to such payment under RCW Title 23B ("Dissenting Stock")) shall be converted into the number of shares of Common Stock, par value $5.00 per share, of FHI ("FHI Common Stock") determined by dividing (x) the product of (A) the Determination Date Book Value Per Share and (B) 2.2 by (y) the Valuation Price (the quotient, as adjusted, if applicable, pursuant to Sections 1.4(g), 1.4(j) and 7.1(g), being referred to herein as the "Exchange Ratio"). The shares of FHI Common Stock so issuable and any cash in lieu of fractional shares payable pursuant to Section 1.5(e) shall be hereinafter referred to as the "Merger Consideration." From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of FHI Common Stock into which such shares of Company Common Stock have been converted. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of FHI Common Stock issued in consideration therefor upon the surrender of such Company Common Stock certificates in accordance with Section 1.5, without interest.

          (b) Certain Definitions. For purposes of this Agreement, the following terms shall have the definitions indicated:

          (i) "Average Closing Price" shall mean the average of the closing prices per share of the FHI Common Stock reported on the NASDAQ National Market System for the fifteen consecutive trading days commencing on (and including) the Determination Date, as such closing prices are reported in The Wall Street Journal.

          (ii) "Determination Date" shall mean the 30th day preceding the scheduled Closing Date.
          (iii) "Determination Date Book Value Per Share" shall mean (A) the consolidated stockholders' equity of Company as of the Determination Date, which shall be determined in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the accounting principles and practices (including the application of fiscal year-end procedures) used by Company in determining the consolidated stockholders' equity of Company as of December 31, 1995, as reflected on the audited consolidated balance sheet of Company referred to in Section 3.8, provided that there shall be added to such stockholders' equity the aggregate of the per share exercise prices for all shares of Company Common Stock issuable upon exercise of Company Stock Options (as defined in Section 1.4(d)) outstanding as of the Determination Date divided by (B) the number of shares of Company Common Stock outstanding as of the Determination Date on a fully diluted basis. The Determination Date Book Value shall be finally determined by the parties in accordance with the procedures set forth in Section 1.4(i) and shall be subject to adjustment pursuant to
     Section 1.4(j).

          (iv) "Valuation Price" shall mean the Average Closing Price; provided, however, that if the Average Closing Price is less than or equal to $25.50, the Valuation Price shall be $25.50, and if the Average Closing Price is more than or equal to $31.16, the Valuation Price shall be $31.16.

          (c) Cancellation of Treasury Stock and FHI-Owned Stock, etc. Except as otherwise provided herein, each share of Company Common Stock which is issued and outstanding immediately prior to the Effective Time and owned by FHI or any direct or indirect wholly-owned subsidiary (as defined in Section 8.9) of FHI (other than shares held by FHI or any such subsidiary in a fiduciary or custodial capacity on behalf of persons other than Company or its subsidiaries and other than shares acquired by FHI or any subsidiary of FHI in respect of debts previously contracted), or which is held in the treasury of Company or by any of its wholly-owned subsidiaries, shall be cancelled and retired and no FHI Common Stock or other consideration shall be delivered in exchange therefor.

          (d) Options. At least sixty days prior to the Closing Date, Company shall cause the Board of Directors or Committee administering the ANB Financial Corporation Employee Incentive Plan (i) to cause each outstanding stock option to purchase shares of Company Common Stock (each, a "Company Stock Option") issued thereunder that is not vested and fully exercisable to become vested and become fully exercisable prior to the Closing Date and (ii) to cause each Company Stock Option to terminate prior to the Effective Time, so that as of the Effective Time no Company Stock Options are outstanding.

          (e) Sub Common Stock. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully-paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          (f) FHI Common Stock. Each share of FHI Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding and shall not be altered or changed by the Merger.

          (g) Anti-Dilution. If FHI shall, at any time before the Effective Time, (i) issue a dividend in shares of FHI Common Stock, (ii) combine the outstanding shares of FHI Common Stock into a smaller number of shares, (iii) subdivide the outstanding shares of FHI Common Stock or (iv) reclassify the FHI Common Stock, then, in any such event (each, an "Adjustment Event"), the number of shares of FHI Common Stock to be delivered to Company shareholders who are entitled to receive shares of FHI Common Stock in exchange for shares of Company Common Stock pursuant to this Article I shall be adjusted so that each shareholder shall be entitled to receive such number of shares of FHI Common Stock as such shareholder would have been entitled to receive as a result of the Adjustment Event if the Effective Time had occurred immediately prior to the happening of such Adjustment Event and appropriate and proportionate adjustment shall be made to the calculations and number of shares of FHI Common Stock to be issued as set forth in Section 1.4(a) and as set forth in
Section 1.4(d).

          (h) Dissenting Stock. Notwithstanding the foregoing provisions or any other provision of this Agreement to the contrary, Dissenting Stock shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Dissenting Stock withdraws his or her assertion of dissenters' rights and demand for payment with the consent of Company, if required, or becomes ineligible for payment for such shares. If a holder of Dissenting Stock shall withdraw in writing his or her demand for such payment with the consent of Company, if required, or shall become ineligible for such payment (through failure to comply with the applicable provisions of RCW Title 23B or otherwise), then, as of the later of the Effective Time or the occurrence of such event, such holder's Dissenting Stock shall be automatically converted into and represent the right to receive the Merger Consideration (without interest thereon). Company shall give FHI prompt notice of any demands for payment, withdrawals of such demands and any other instruments served pursuant to RCW Ch. 23B.13 that are received by Company. Company shall not voluntarily make any payment with respect to any demands for payments and shall not, except with the prior written consent of FHI, settle or offer to settle any such demands. Each holder of Dissenting Stock shall have only such rights and remedies as are granted to such holder under RCW
Ch. 23B.13. Dissenting Stock shall not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time).

          (i)  Determination of Determination Date Book Value Per Share.
Within five business days after the Determination Date, Company shall deliver to FHI its determination of the Determination Date Book Value Per Share. FHI and its independent accountants, Coopers & Lybrand, shall have access to the workpapers of Company and its independent accountants, Knight Vale and Gregory Inc., P.S., relating to the determination of the Determination Date Book Value Per Share. Unless FHI notifies Company in writing within five business days after receipt of Company's determination of the Determination Date Book Value Per Share that it objects to such determination, specifying the basis for such objection, Company's determination, as so delivered to FHI, shall be binding upon the parties. If Company and FHI are unable to agree upon the Determination Date Book Value Per Share within two business days after FHI's written objection to Company's determination, the controversy shall be referred to a nationally recognized independent public accounting firm selected by FHI and reasonably acceptable to Company for a final determination thereof. Such determination shall be binding upon the parties absent manifest error.

          (j) Adjustment of Determination Date Book Value Per Share. To the extent that Company experiences a net loss (as determined in accordance with GAAP applied on a basis consistent with the accounting principles and practices used by Company in preparing its audited consolidated income statement for the fiscal year ended December 31, 1995 and as reasonably agreed to by FHI) during the period commencing on the Determination Date and ending on the Closing Date, the Determination Date Book Value Per Share as determined pursuant to Section 1.4(i) shall be reduced by the amount of such net loss and the Exchange Ratio shall be recalculated after giving effect to such reduction. During the period from the Determination Date through the Closing Date, Company shall provide FHI and its independent accountants with such access to its financial records and the workpapers of Company and its independent accountants as shall be reasonably requested by FHI in order to review and agree with Company's determination of net loss.
          1.5  Exchange of Certificates.

          (a) Exchange Agent. From and after the Effective Time, FHI shall deposit, or shall cause to be deposited, with First Hawaiian Bank or such other bank or trust company to be designated by FHI (the "Exchange Agent"), for the benefit of the holders of certificates which immediately prior to the Effective Time evidenced shares of Company Common Stock (the "Company Certificates"), for exchange in accordance with this Article I, certificates representing the shares of FHI Common Stock and cash in lieu of fractional shares (such cash and certificates for shares of FHI Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Sections 1.4 and 1.5(e), respectively, in exchange for such shares of Company Common Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of Company Common Stock immediately prior to the Effective Time whose shares were converted into shares of FHI Common Stock pursuant to Section 1.4,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as FHI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of FHI Common Stock. Upon surrender of a Company Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of FHI Common Stock that such holder has the right to receive in respect of the Company Certificate surrendered pursuant to the provisions of this Article I (after taking into account all shares of Company Common Stock then held by such holder), and the Company Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of Company, a certificate representing the proper number of shares of FHI Common Stock may be issued to a transferee if the Company Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 1.5, each Company Certificate shall be deemed at any time after the Effective Time to represent only the shares of FHI Common Stock into which the shares of Company Common Stock represented by such
Company Certificate have been converted as provided in this Article I and the right to receive upon such surrender cash in lieu of any fractional shares of FHI Common Stock as contemplated by this Section 1.5.

          (c) Distributions with Respect to Unexchanged Shares; Voting. No dividends or other distributions declared or made following the Effective Time with respect to shares of FHI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of FHI Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.5(e), until the holder of such Company Certificate shall surrender such Company Certificate in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to the holder of the certificates representing whole shares of FHI Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of any cash payable with respect to a fractional share of FHI Common Stock to which such holder is entitled pursuant to Section 1.5(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of FHI Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FHI Common Stock.

          (d) No Further Ownership Rights in Company Common Stock. All shares of FHI Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 1.5(c) or 1.5(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to FHI's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Company on such shares of Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of FHI of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to FHI for any reason, they shall be cancelled and exchanged as provided herein.
          (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of FHI Common Stock shall be issued upon the surrender for exchange of Company Certificates evidencing shares of Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of FHI.

         (ii) Notwithstanding anything to the contrary contained in this Agreement, each holder of shares of Company Common Stock exchanged pursuant to this Article I who would otherwise have been entitled to receive a fraction of a share of FHI Common Stock (after taking into account all shares of Company Common Stock of such holder) shall receive, in lieu thereof, a cash payment determined by multiplying the Valuation Price by the fraction of a share of FHI Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Company for six months after the Effective Time shall be delivered to FHI, upon demand, and any shareholders of Company who have not theretofore complied with this Article I shall thereafter look only to FHI for payment of their claim for shares of FHI Common Stock, any cash in lieu of fractional shares of FHI Common Stock and any dividends or distributions with respect to shares of FHI Common Stock.

          (g) No Liability. Neither FHI, Sub, Company, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of Company Certificates for shares of FHI Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares thereof delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any shares of FHI Common Stock, any cash in lieu of fractional shares of FHI Common Stock or any dividends or distributions with respect to FHI Common Stock in respect of such certificate would otherwise escheat to or become the property of any Governmental Authority (as defined below)), any such shares, cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of FHI, free and clear of all claims or interest of any person previously entitled thereto.
                                   ARTICLE II

                                   THE CLOSING

          2.1 Closing Date. Subject to Article VII, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place on a date to which FHI, Sub and Company may agree (the "Closing Date"); provided, however, that in the absence of an agreement by the parties to the contrary such Closing Date shall be the thirtieth business day after the later to occur of satisfaction or waiver of the conditions to Closing set forth in
Article VI (excluding such conditions that by their terms cannot be satisfied until the Closing Date).

          2.2 Procedure. The Closing shall be held at the offices of FHI in Honolulu, Hawaii, or at such other place as to which the parties hereto shall agree. On the Closing Date and subject to the terms and conditions provided herein, the Articles of Merger shall be filed with the Secretary of State of the State of Washington.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

          Except as otherwise disclosed to FHI in a schedule dated as of the date hereof and delivered concurrently with the execution of this Agreement (the "Company Schedule"), Company represents and warrants to FHI as follows:

          3.1  Organization, Etc.

          (a) Company is duly incorporated, validly existing and in good standing under the laws of the State of Washington. Company has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business as a foreign corporation and in good standing in each jurisdiction in which such qualification is necessary under applicable law, except to the extent that the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.9).

          (b) Company is a duly registered bank holding company under the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder (the "BHC Act"). American National Bank, a national banking association ("Company Bank"), is duly organized, validly existing and in good standing under the National Bank Act, as amended. Company has no subsidiaries other than Company Bank. Company Bank has no subsidiaries.

          3.2 Non-Contravention; Binding Effect. Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the shareholders of Company, to consummate the transactions contemplated hereby and to perform its obligations hereunder.
This Agreement has been duly and validly authorized, executed and delivered by Company and constitutes the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or general equitable principles. Neither the execution and delivery of this Agreement by Company, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Company's articles of incorporation or by-laws or the charter or organizational documents of any of its subsidiaries; or (ii) subject to obtaining the approvals of third parties referred to in Section 3.3, conflict with or constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the loss of any material benefit under, or the creation of any lien, charge or encumbrance upon any property or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument, contract or obligation to which Company or any of its subsidiaries is a party or by which any of their properties or assets may be bound, except for such breaches, defaults, rights of termination, cancellation or acceleration, losses of benefits, liens, charges or encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (iii) subject to obtaining the requisite Regulatory Approvals (as defined in Section 5.1), violate any order, writ, injunction, decree, permit, statute, law, ordinance, rule or regulation applicable to Company or any of its subsidiaries or any of their respective properties or assets.

          3.3 No Consent. Except as set forth in Section 3.3 of the Company Schedule, no consents, approvals, orders, resolutions or forebearances, by or from, and no registrations, declarations or filings with, any governmental or regulatory agency, authority, corporation, board, commission, department or other governmental instrumentality (a "Governmental Authority") or any other third party, are required in order for Company or its subsidiaries to enter into this Agreement, to consummate the transactions contemplated hereby or to perform their obligations hereunder.
          3.4  Compliance with Laws.

          (a) Company and each of its subsidiaries has conducted its business in compliance with all statutes, laws, rules, regulations, ordinances, permits, reporting and licensing requirements and orders applicable to its business or properties or any of its employees, the breach or violation of which could, individually or in the aggregate, have a Material Adverse Effect. Company holds all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Authorities which are material to the business of Company and its subsidiaries taken as a whole, and all such permits, authorizations, licenses, variances, exemptions, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is pending or threatened.

          (b) Neither Company nor any subsidiary thereof has received any notification from any Governmental Authority asserting that Company or such subsidiary is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, except for such noncompliance as would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect. Neither Company nor any subsidiary thereof is party to or the subject of any supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or any similar agreement or arrangement with any Governmental Authority with respect to its assets, capital, operations or business (nor has Company or any of its subsidiaries adopted any board resolutions or made any written commitments with respect to any of the foregoing at the request of any Governmental Authority), and neither Company nor any of its subsidiaries has been advised by any Governmental Authority that it contemplates issuing or requesting (or is considering the appropriateness of issuing or requesting) any such supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or similar agreement or arrangement or any such board resolutions or written commitments. Except for routine examinations by federal or state Governmental Authorities charged with the supervision or regulation of bank holding companies and national banking associations, to the best knowledge of Company, no investigation by any Governmental Authority is pending or threatened against Company or any subsidiary or, in the reasonable judgment of Company, probable of assertion after the date hereof which would reasonably be expected to have a Material Adverse Effect.
          3.5  Capitalization.

          (a) As of the date hereof, the authorized capital of Company consists of 100,000 shares of preferred stock, no par value, and 500,000 shares of Company Common Stock. As of the date hereof, no shares of preferred stock of Company are issued and outstanding, 149,824 shares of Company Common Stock are issued and outstanding and 14,900 shares of Company Common Stock are reserved for issuance pursuant to Company Stock Options, of which Company Stock Options 8,900 have been granted and are outstanding on the date hereof. As of the date hereof, no shares of Company Common Stock are owned beneficially or of record by Company as treasury stock or by its subsidiaries.

          (b) As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote ("Voting Debt") are issued or outstanding with respect to Company.

          (c) All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights of shareholders of Company. Except as set forth in Section 3.5(a) or in Section
3.5 of the Company Schedule, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Company to issue, transfer from the treasury, deliver or sell any additional shares of Company's capital stock or Voting Debt or to grant, extend or enter into any such option, right, warrant, convertible security, commitment or agreement, and no unissued shares of Company Common Stock are subject to any preemptive rights of shareholders of Company. There are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in Company. Except as set forth in Section 3.5 of the Company Schedule, as of the date of this Agreement, no person held of record, or to the best knowledge of Company, beneficially, 5% or more of the outstanding shares of Company Common Stock.

          3.6 Subsidiaries. Section 3.6 of the Company Schedule shows all of the authorized, issued and outstanding shares of capital stock of, and other equity and ownership interests in, Company Bank. Except as shown in Section
3.6 of the Company Schedule, Company owns directly or indirectly all of the outstanding capital stock of, and all other equity or ownership interests in, Company Bank, free and clear of all liens, charges and encumbrances, and no Voting Debt of Company Bank is outstanding. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements, commitments or rights to subscribe for or purchase from Company, or any plans, contracts or commitments providing for the issuance of, or the granting or extending of rights to acquire, (i) any capital stock of or other ownership interest in, or Voting Debt of Company Bank, or (ii) any securities, options, rights, warrants, convertible securities or other such security convertible into or exchangeable for any capital stock of or other ownership interest in or Voting Debt of Company Bank. There are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in Company Bank. All of the outstanding shares of the capital stock of Company Bank have been duly and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. Company has no direct or indirect equity interest in any other firm, corporation, savings association, partnership, joint venture or business enterprise other than as are listed in Section 3.6 of the Company Schedule.

          3.7  Charter Documents; Management.

          (a) The copies of the articles of incorporation and by-laws of Company, and the charter and by-laws or other organizational documents of Company Bank (and any amendments thereto), delivered to FHI prior to the date of this Agreement are true and complete copies, and such articles of incorporation, charters, by-laws and other organizational documents are in full force and effect.

          (b) The name and title or position of each officer or director as of the date hereof of Company and Company Bank are disclosed in Section 3.7(b) of the Company Schedule.

          3.8  Financial Statements and Reports.

          (a) Company has previously furnished to FHI true and complete copies of the audited consolidated balance sheets of Company and its subsidiaries as of December 31, 1994 and 1995 and the related statements of income, changes in stockholders' equity and cash flows for the fiscal years ended December 31, 1993 through 1995 inclusive, accompanied by the audit report of Knight Vale and Gregory Inc., P.S., independent public accountants of Company.

          (b) All of the financial statements of Company referred to above were (and in the case of financial statements provided to FHI after the date hereof pursuant to Section 5.2(b) will be) prepared in accordance with GAAP applied on a consistent basis for the periods involved and fairly present (or will fairly present) the financial condition of Company and its subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders' equity and cash flows for the periods then ended, subject in the case of interim statements to normal recurring year-end adjustments none of which are expected to be material. Company and its subsidiaries have no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not fully reflected or reserved against in the balance sheet as of December 31, 1995 included in such financial statements, except for liabilities and obligations disclosed in
Section 3.8(b) of the Company Schedule or incurred after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement.

          (c) No report or other document filed by Company or any subsidiary since January 1, 1992 with the Office of the Comptroller of the Currency ("OCC"), the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or the Federal Deposit Insurance Corporation (the "FDIC") under applicable federal, state, territorial or foreign laws or regulations, as of the date thereof, contained or, in the case of filings made after the date hereof, will contain any untrue statement of a material fact or omitted, or in the case of filings made after the date hereof will omit, to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1992 each of Company and its subsidiaries has filed and after the date of this Agreement will file in a timely manner all required filings with the OCC, the Federal Reserve Board, the FDIC and all other appropriate Governmental Authorities, and all such filings complied and will comply as to form in all material respects with the regulatory requirements applicable thereto.

          3.9  Properties.

          (a)  Company or a subsidiary thereof has good and marketable title to all properties and assets owned and used in the business of Company and its subsidiaries, including the real properties reflected in Company's audited consolidated balance sheet for the year ended December 31, 1995 (except to the extent any such owned properties or assets have been disposed of since such date in the ordinary course of business and such dispositions, individually or in the aggregate, are not material), free and clear of all liens, claims, charges, security interests or other encumbrances, other than liens, claims, charges, security interests and encumbrances which do not individually or in the aggregate materially and adversely affect the use and enjoyment of the properties or assets subject thereto or business operations at such properties.
          (b)  Section 3.9(b) of the Company Schedule lists all of the offices and branches maintained and operated by Company and its subsidiaries, including the address or description thereof and whether it is held in fee or leasehold.
Except as shown in Section 3.9(b) of the Company Schedule, neither Company nor any of its subsidiaries maintains any other office or conducts business at any other location.

          (c) All properties and assets held by Company or a subsidiary thereof under lease are held under valid instruments, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or general equitable principles. As of the date hereof, there is no default (or event or circumstance which, with the giving of notice or lapse of time, would constitute such a default) by the lessee or, to the knowledge of Company, the lessor under any such lease.

          (d) Company and its subsidiaries are insured with reputable insurers, in such amounts as have been disclosed to FHI and against all risks normally insured against by corporations or organizations in similar lines of business, and all insurance policies and bonds maintained by Company and each of its subsidiaries as of the date hereof are listed in Section 3.9(d) of the Company Schedule and are in full force and effect. As of the date hereof, neither Company nor any of its subsidiaries has received any notice of cancellation or material amendment of any insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed, and all claims thereunder have been filed in timely fashion.

          (e) Neither Company nor any subsidiary has outstanding any commitment for capital expenditures, except as disclosed in Section 3.9(e) of the Company Schedule.

          3.10  Absence of Certain Changes.  Except as set forth in Section
3.10 of the Company Schedule, since December 31, 1995, Company and its subsidiaries have conducted their businesses in the ordinary course, consistent with past practice (except as expressly required to perform their obligations under this Agreement), and there has not been since December 31, 1995:

          (a) Any change or event that has had or could reasonably be expected to have, together with all other such changes and events, a Material Adverse Effect; or

          (b) Any amendment to the articles of incorporation or by-laws or organizational documents of Company or of any of its subsidiaries; or

          (c) Any declaration, setting aside or payment of any dividend (whether in cash, stock or other property) or any other distribution in respect of the capital stock of Company or its subsidiaries (other than dividends paid on the capital stock of wholly-owned subsidiaries of Company); or

          (d) Any issuance, reissuance, sale or acquisition of (or agreement to issue, reissue, sell or acquire) shares of capital stock, other equity securities or rights, options or warrants to acquire any such shares of stock or other equity securities of Company or any of its subsidiaries; or

          (e) Any subdivision, combination, aggregation or reclassification of any shares of capital stock or redemption or repurchase of any shares of such capital stock of Company or any of its subsidiaries; or

          (f) Any merger or consolidation (or agreement to merge or consolidate) with any other corporation, or conveyance to any other person, firm or corporation, or encumbrance of (or agreement to convey or encumber) a material part of Company's assets or the assets of any of its subsidiaries, or the acquisition (or agreement to acquire) of all or substantially all of the assets of another person, firm or corporation; or

          (g) Entry into any material contract, arrangement or commitment except in the ordinary course of the respective businesses of Company and its subsidiaries consistent with their past practices; or

          (h) Implementation of any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement or the material amendment of any existing plan or arrangement, other than as required by law; or

          (i) Incurrence of any indebtedness for borrowed money in excess of $100,000, whether or not in the ordinary course of business, or any assumption, guarantee or endorsement of any obligation of any other individual or entity, except, in any such case, for deposit liabilities and assumptions, guarantees, letters of credit, endorsements, Federal Home Loan Bank borrowings, and Fed Funds borrowings incurred or entered into by Company Bank in the ordinary course of its banking business consistent with past practice; or

          (j) Any change by Company or its subsidiaries in accounting principles or methods, except as required by the Financial Accounting Standards Board ("FASB") or regulations promulgated by the OCC with respect to financial statements filed with it; or
          (k) Any increase in compensation payable or any agreement to increase compensation payable by Company or any of its subsidiaries to any of their respective directors, officers, employees or agents, other than normal cost-of-living and regularly scheduled increases to non-executive employees of Company and its subsidiaries; or

          (l) Entry into any agreement to (i) do any of the foregoing other than as expressly provided herein or (ii) take any action which, if taken prior to the date hereof, would have made any representation or warranty contained in this Article III untrue or incorrect.

          3.11  Material Contracts.

          (a) Except as disclosed in Section 3.11 of the Company Schedule, neither Company nor any of its subsidiaries is a party to any oral or written
(i) agreement not terminable on 60 days' or less notice involving the payment of more than $100,000 per annum, (ii) joint venture agreement, or (iii) noncompetition or similar agreement that restricts Company or its subsidiaries from engaging in a line of business.

          (b) Neither Company nor any subsidiary is in default under any contract, agreement, indenture, mortgage, deed of trust, loan instrument, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective properties or assets may be bound or subject or under which it or its respective business, properties or assets receive benefits, except for any such defaults which would not, individually or in the aggregate for all such defaults, have a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

          3.12 Litigation. There are no suits, claims, actions or proceedings against or affecting Company or any of its subsidiaries pending or, to the best of knowledge of Company, threatened, or, in the reasonable judgment of Company, probable of assertion, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which could restrict Company or any subsidiary thereof from engaging in a line of business, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Company or any subsidiary which could have a Material Adverse Effect or which could restrict Company or any subsidiary from engaging in a line of business.
          3.13 Regulatory Applications. The information relating to Company and its subsidiaries provided by Company for inclusion in any applications filed for Regulatory Approvals, and in the proxy statement relating to the approval of this Agreement and the Merger by Company's shareholders and any amendment or supplement thereto (the "Proxy Statement"), shall comply in all material respects with relevant laws and regulations and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          3.14  Taxes.

          (a) Definitions. For purposes of this Section 3.14, the following definitions shall apply:

          (i) The term "Group" shall mean, individually and collectively, Company and each other corporation that is a member of the affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), of which Company is the common parent.

         (ii) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state franchise and income taxes), payroll and employee withholding taxes, unemployment insurance taxes and social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation (the "PBGC") premiums and other governmental charges, backup withholding taxes, and other obligations of the same or of a similar nature to any of the foregoing, which the Group, Company or any of its subsidiaries is required to pay, withhold or collect.

        (iii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.
          (b) Company and each of its subsidiaries is, has been and will be a member of the Group for all taxable periods before the Closing Date. The Group has timely filed all Returns required to be filed, and the information contained in each such Return is complete and accurate, except in such respects as would not have a Material Adverse Effect.

          (c) The Group has paid all Taxes required to be paid in respect of the periods covered by such Returns, and the Group has no liability for such Taxes (and, to the best knowledge of Company, there is no potential liability in respect of deductions, costs or other allowances taken for federal income tax purposes likely to be disallowed in any audit by the Internal Revenue Service) in excess of the amounts so paid or reserves so established.

          (d) The Group is not delinquent in the payment of any Taxes, and it has not requested any extension of time within which to file any Returns that have not since been filed, with the exception of the 1995 consolidated federal income tax return Form 1120, and no deficiencies for any Taxes have been claimed, proposed or assessed. There are no outstanding extensions of time for the assessment of any Taxes payable by the Group.

          (e) There are no pending or, to the best of Company's knowledge, threatened, tax audits, investigations, or claims for or relating to any liability in respect of Taxes, except any such audits, investigations or claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and there are no matters under discussion with any taxing authorities with respect to Taxes that are likely to result in a tax liability, except such as could not reasonably be expected to have a Material Adverse Effect.

          (f) As of the date hereof, the Group's federal income tax Returns have been audited and closed by the Internal Revenue Service or the applicable statute of limitations has expired for all taxable periods through the year ended December 31, 1991 and its State of Washington franchise and income tax Returns have been audited and closed by the Department of Revenue of the State of Washington or the applicable statute of limitations has expired for all taxable periods through the period ended December 31, 1992.

          (g) The Group is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. No member of the Group is a "consenting corporation" under Section 341(f) of the Code.
          3.15  Employee Benefit Plans; ERISA.

          (a) Except as set forth in Section 3.15(a) of the Company Schedule and as of the date hereof, neither Company nor any subsidiary is a party to or has or could have any liability or obligation with respect to (i) any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance, retainer, consulting, health, welfare or incentive plan or agreement, including any post-employment benefits, (iii) any material plan or policy providing for "fringe benefits" to its employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs or (iv) any employment agreement (individually a "Benefit Plan", and collectively the "Benefit Plans").

          (b) Company has heretofore delivered to FHI correct and complete copies of (A) the Benefit Plans, (B) any employment, consulting or termination agreements with respect to current or former employees of Company or any subsidiary to the extent any liability or obligation remains thereunder, (C) the two most recent Internal Revenue Service determination letters relating to each of its employee pension benefit plans, as defined in Section 3(2) of ERISA (the "Employee Pension Benefit Plans") for which such letters of determination were obtained, (D) to the extent required to be filed, the two most recent Annual Reports (Form 5500 Series) and accompanying schedules of each Benefit Plan, as filed with the Internal Revenue Service, (E) any summary plan descriptions relating to any Benefit Plan, (F) if applicable, the most recent audited financial statements of each of its Employee Pension Benefit Plans and
(G) the two most recent actuarial valuation reports for each of its Employee Pension Benefit Plans for which such reports were prepared.

          (c) Company and each subsidiary has received, with respect to each of the Employee Pension Benefit Plans which is intended to qualify under
Section 401(a) of the Code, a favorable determination letter issued by the Internal Revenue Service, and no events, actions or failures to act have occurred which would adversely affect the qualification of any such Employee Pension Benefit Plan. Neither Company, any subsidiary nor any entity which is part of a group which includes Company or any subsidiary and which is treated as a single employer under Section 414 of the Code (a "Controlled Group Member") contributes to a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA, or had a complete or partial withdrawal from any such multiemployer plan, the liability for which remains unsatisfied. Each of the Benefit Plans has been administered in all material respects in accordance with its terms, the requirements of ERISA and any other applicable law.

          (d) All reports and information required to be filed with the United States Department of Labor, Internal Revenue Service or PBGC or distributed to plan participants and their beneficiaries, which if not timely filed or distributed would result in any liability to Company or any subsidiary with respect to any Benefit Plan, have been timely filed or distributed. With respect to each Benefit Plan for which an Annual Report had been filed, no change has occurred with respect to the matters covered by the most recent Annual Report since the date thereof which would result in any liability to Company or any subsidiary.

          (e) None of the Employee Pension Benefit Plans (or any pension plan maintained by a Controlled Group Member) which is subject to Title IV of ERISA have (A) completely or partially terminated or (B) been the subject of a "reportable event" as defined in Section 4043 of ERISA, if any such event would result in any liability to Company or any subsidiary.

          (f) No proceedings by the PBGC to terminate pursuant to Subtitle C of Title IV of ERISA any Employee Pension Benefit Plan of Company (or any pension plan maintained by a Controlled Group Member) have been instituted or threatened. No material liability under Title IV of ERISA has been incurred by Company or any subsidiary with respect to an Employee Pension Benefit Plan (or any pension plan maintained by a Controlled Group Member). None of the Employee Pension Benefit Plans (or any pension plan of a Controlled Group Member) which is a defined benefit pension plan has incurred any "accumulated funding deficiency" (whether or not waived), as that term is defined in Section 412 of the Code, and the fair market value of the assets held to fund each such plan equals or exceeds the actuarial present value (based on the actuarial assumptions used by the actuary of the plan for purposes of determining the contributions for such plan) of all accrued benefits, both vested and nonvested, under such plan.

          (g) All contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by Company or one of its subsidiaries, as applicable, in accordance with past practice.

          (h) There have been no "prohibited transactions" (as such term is defined in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Benefit Plan as to which Company or any subsidiary may have any liability. No penalty or tax for which Company or any of its subsidiaries may be liable has been imposed under Section 502(i) of ERISA or
Section 4975 of the Code.
          (i) There are no pending, or to the best knowledge of Company threatened, claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan which allege a breach of fiduciary duties or violations of other applicable state or federal law which may result in liability on the part of Company or any subsidiary or result in any decrease in the assets of any Benefit Plan under ERISA or any other law, nor, to Company's best knowledge, is there any basis for any such claim. Company will notify FHI in writing of any such threatened or pending claims arising after the date hereof but before the Effective Time.

          (j) Neither Company nor any subsidiary has any obligation to provide, or liability with respect to, any post-retirement benefits for any current or former employee under any "welfare benefit plan" as defined in
Section 3(1) of ERISA.

          (k) All expenses and liabilities relating to all of the Benefit Plans described in Section 3.16(k) of the Company Schedule have been, and will on the Closing Date be, fully and properly accrued on Company's books and records, to the extent required by GAAP.

          3.16 Labor Relations. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement. Since December 31, 1990, no material labor dispute, strike or other work stoppage has occurred, is continuing or, to the knowledge of Company, has been threatened with respect to Company or any of its subsidiaries, and, to the knowledge of Company, no union organizing, certification or election activities have taken place with respect to Company or any of its subsidiaries.

          3.17 Employment and Similar Agreements; Obligations Upon Change in Control. Except as disclosed in Section 3.17 of the Company Schedule, there are no employment, consulting, severance or indemnification agreements or understandings of legal effect ("Employee Agreements") between Company or any of its subsidiaries, on the one hand, and any director, officer or employee of Company or of any of its subsidiaries or any other party, on the other hand. Except as set forth in Section 3.17 of the Company Schedule, there are no such Employee Agreements (i) under which any of the transactions contemplated by this Agreement will require any payment by Company or any of its subsidiaries, or by FHI, Sub or Surviving Corporation, to any director, officer or employee of Company or of any of its subsidiaries, or any other party, or (ii) under which there will occur any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of Company or any of its subsidiaries in favor of any such parties, or under which the value of any benefits will be calculated on the basis of any of the transactions contemplated by this Agreement.

          3.18 Broker's and Finder's Fees. Except for payments to Ragen MacKenzie Incorporated, which has been engaged by Company as its financial advisor and investment banker (pursuant to an agreement, a copy of which has been delivered to FHI), neither Company nor any of its subsidiaries has any liability to any broker, finder or similar agent, nor has any of them agreed to pay any brokerage fee, finder's fee or commission with respect hereto or to the transactions contemplated hereby.

          3.19  Hazardous Materials.

          (a) Except as shown in Section 3.19 of the Company Schedule, Hazardous Materials have not been deposited or disposed of in, on or under, or released, emitted or discharged from, any of Company's or any of its subsidiaries' properties during the time when Company or such subsidiary owned the property. Except as shown in Section 3.19 of the Company Schedule, neither Company nor any of its subsidiaries has any knowledge or information that any prior owners, occupants or operators of any such properties ever deposited, disposed of, or allowed to be deposited or disposed of in, on or under or released, emitted or discharged from, such properties, any Hazardous Material, or that any prior or present owners, occupants or operators of any properties in which any of Company or Company's subsidiaries hold a security interest, mortgage or other lien or interest, deposited or disposed of in, on or under or handled or processed on, or released, emitted or discharged from, such properties, any Hazardous Material. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law, regulation or order of any Governmental Authority, as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1985, 42 U.S.C. Section 3011 et seq.

          (b) Neither Company nor any of its subsidiaries nor, to the best knowledge of Company, any of its or their borrowers is in violation (either directly, including as a successor-in-interest in connection with the realization of properties serving as collateral, or indirectly, as a collateral interest holder) of any judgment, decree, order, law, license, rule or regulation pertaining to environmental laws, except to the extent that such violations, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect, nor has Company or any of its subsidiaries or, to the best knowledge of Company, any of its or their borrowers, received notice from any
Governmental Authority of any such violation or of any remedial investigation or action which could reasonably be expected to have a Material Adverse Effect.

          3.20   Damage to Mortgaged Properties.  Except as set forth in
Section 3.20 of the Company Schedule, none of the properties securing outstanding loans held or serviced by Company or any of its subsidiaries has suffered material damage or casualty loss not covered in full by an insurance policy written by a reputable insurer whose claims paying capacity has not been impaired, nor has Company or any of its subsidiaries funded any loan commitments or granted any forebearances with respect to loans secured by properties that are not fully insured against casualty losses on customary terms by a reputable insurer whose claims paying capacity has not been impaired. Except as set forth in Section 3.20 of the Company Schedule, all outstanding single-family residential mortgage loans originated or serviced by Company are insured in amounts and by insurers that meet the requirements of the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association for resale in secondary market transactions, and none of the mortgagors for such loans has advised Company or any of its subsidiaries that the hazard or casualty insurance policy on such mortgaged property has not been or will not be renewed and that such mortgagor is unable to obtain a substitute or replacement policy in accordance with the terms of such mortgage.

          3.21 Shareholder Approval. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is required to approve this Agreement and approve the Merger. No other vote of the shareholders of Company is required by law, the articles of incorporation or by-laws of Company or otherwise to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

          3.22 Deposit Accounts. The deposits of Company Bank are insured by the Bank Insurance Fund ("BIF") of the FDIC in accordance with the provisions of the Federal Deposit Insurance Act, as amended (the "FDI Act"). Company Bank has paid all regular premiums and special assessments and filed all reports required under the FDI Act and its predecessor statutes, except where any such failures to do so, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          3.23 Trademarks, Etc. Each of Company and its subsidiaries owns or possesses the right, free of the claims of any third party, to use all trademarks, service marks, trade names, copyrights, patents and licenses currently used by it in the conduct of its business, except where the failure to so own or possess the right would not, individually or in the aggregate, cause a Material Adverse Effect. To the knowledge of Company, no product or service offered by Company or its subsidiaries infringes any rights of any other person, and neither Company nor any subsidiary has received written or oral notice of any claim of such infringement.

          3.24 Disclosure. No written statement, certificate, schedule, list or other written information furnished by or on behalf of Company or any subsidiary to FHI prior to the date hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF FHI AND SUB

          Except as otherwise disclosed to Company in a schedule dated as of the date hereof and delivered concurrently with the execution of this Agreement (the "FHI Schedule"), each of FHI and Sub represents and warrants to Company as follows:

          4.1  Organization, Etc.

          (a) Each of FHI and its subsidiaries, including Sub, is duly incorporated or organized, validly existing and in good standing under the jurisdiction of its incorporation or organization. Each of FHI and its subsidiaries, including Sub, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business as a foreign corporation and in good standing in each jurisdiction in which such qualification is necessary under applicable law, except to the extent that the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) FHI is a duly registered bank holding company pursuant to the BHC Act and a duly registered savings and loan holding company under Section 10 of the Home Owners' Loan Act, as amended. First Hawaiian Bank, a wholly-owned subsidiary of FHI, is a banking corporation duly incorporated, validly existing, and in good standing under the laws of the State of Hawaii. Pioneer Federal Savings Bank ("Pioneer"), a wholly-owned subsidiary of FHI, is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of First Hawaiian Bank and Pioneer are insured by the BIF and the Savings Association Insurance Fund of the FDIC, respectively, to the fullest extent permitted under applicable law.
          4.2 Non-Contravention; Binding Effect. Each of FHI and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by each of FHI and Sub and constitutes the valid and legally binding obligation of each of FHI and Sub, enforceable against each of FHI and Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, or general equitable principles. Neither the execution and delivery of this Agreement nor the consummation by each of FHI and Sub of the transactions contemplated hereby, nor compliance by each of FHI and Sub with any of the provisions hereof will (i) conflict with or result in a breach of any provision of FHI's or Sub's articles of incorporation or by-laws or the charter or organization documents of any of FHI's subsidiaries, or (ii) subject to obtaining the approvals of third parties referred to in Section 4.3, conflict with or constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the loss of any material benefit under, or the creation of any lien, charge or encumbrance upon any property or assets each of FHI or any of its subsidiaries, including Sub, pursuant to, any note, bond, mortgage or indenture, or license, agreement, lease or other instrument or obligation to which FHI or any of its subsidiaries, including Sub, is a party or by which any of their properties or assets may be bound, except for such breaches, defaults, rights of termination, cancellation or acceleration or losses of benefit and such liens, charges and encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) subject to obtaining the requisite Regulatory Approvals (as defined in Section 5.1), violate any order, writ, injunction, decree, statute, rule or regulation applicable to FHI or any of its subsidiaries, including Sub, or any of their respective properties or assets.

          4.3 No Consent. Except as set forth in Section 4.3 of the FHI Schedule, no consents, approvals, orders, resolutions or forebearances by or from any Governmental Authority or any other third party are required in order for FHI or its subsidiaries, including Sub, to enter into this Agreement, to consummate the transactions contemplated hereby and to perform their obligations hereunder.
          4.4  Compliance with Laws.

          (a) Each of FHI and its subsidiaries has conducted its business in compliance with all statutes, laws, rules, regulations, ordinances, permits, reporting and licensing requirements and orders applicable to its business or properties or any of its employees, the breach or violation of which could, individually or in the aggregate, have a Material Adverse Effect. Each of FHI and its subsidiaries holds all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Authorities which are material to the business of FHI and its subsidiaries taken as a whole, and all such permits, authorizations, licenses, variances, exemptions, orders and approvals are in full force and effect and, to the best of FHI's knowledge, no suspension or cancellation of any of them is pending or threatened.

          (b) Neither FHI nor any subsidiary thereof has received any notification from any Governmental Authority asserting that FHI or such subsidiary is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, except for such noncompliance as would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect. Except as set forth in Section 4.4 of the FHI Schedule, neither FHI nor any subsidiary thereof is party to or the subject of any supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or any similar agreement or arrangement with any Governmental Authority with respect to its assets, capital, operations or business (nor has FHI or any of its subsidiaries adopted any board resolutions or made any written commitments with respect to any of the foregoing at the request of any Governmental Authority), and neither FHI nor any of its subsidiaries has been advised by any Governmental Authority that it contemplates issuing or requesting (or is considering the appropriateness of issuing or requesting) any such supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or similar agreement or arrangement or any such board resolutions or written commitments. Except for routine examinations by federal or state Governmental Authorities charged with the supervision or regulation of bank holding companies, banks and savings associations, to the best knowledge of FHI, no investigation by any Governmental Authority is pending or threatened against FHI or any subsidiary or, in the reasonable judgment of FHI, probable of assertion after the date hereof which would reasonably be expected to have a Material Adverse Effect.

          4.5  Capitalization.

          (a) As of the date hereof, the authorized capital of FHI consists of 100,000,000 shares of FHI Common Stock. As of the date hereof, 31,117,863 shares of FHI Common Stock are issued and outstanding and 997,825 shares of FHI Common Stock are reserved for issuance pursuant to employee stock options, of which options 481,156 have been granted and are outstanding on the date of this Agreement. As of the date hereof, 1,424,934 shares of FHI Common Stock are held by FHI as treasury stock.

          (b) As of the date hereof, no Voting Debt of FHI is issued or outstanding.

          (c) All of the issued and outstanding shares of FHI Common Stock have been, and all of the shares of FHI Common Stock issued upon conversion of shares of Company Common Stock pursuant to Article I, when issued, will be, duly and validly authorized and issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights of shareholders of FHI. Except as set forth in Section 4.5(a) or in Section 4.5 of the FHI Schedule, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating FHI to issue, transfer from the treasury, deliver or sell any additional shares of FHI's capital stock or Voting Debt or to grant, extend or enter into any such option, right, warrant, convertible security, commitment or agreement, and no unissued shares of FHI Common Stock are subject to any preemptive rights of shareholders of FHI other than the preemptive rights set forth in Article Ninth of the certificate of incorporation of FHI. There are no outstanding contractual obligations of FHI to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in FHI.

          4.6  Charter Documents.   The copies of the certificate of
incorporation and by-laws of FHI delivered to Company prior to the date of this Agreement, are true and complete copies, and such certificate of incorporation and by-laws are in full force and effect.

          4.7 SEC Documents. FHI has made available to Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by FHI with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since December 31, 1994 (as such documents have since the time of their filing been amended, the "FHI SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act")) that FHI was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the FHI SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the
Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FHI SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of FHI included in the FHI SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of FHI and its consolidated subsidiaries as at the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the FHI SEC Documents have been so filed. FHI and its subsidiaries have no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the balance sheet as of December 31, 1994 included in the FHI SEC Filings, except for liabilities and obligations incurred since such date in the ordinary course of business consistent with past practice and not in violation of this Agreement.

          4.8 Absence of Certain Changes. Except as set forth in Section 4.8 of the FHI Schedule, since December 31, 1994, FHI and its subsidiaries have conducted their businesses in the ordinary course, consistent with past practice (except as expressly required to perform their obligations under this Agreement), and there has not been since December 31, 1994 any change or event that has had or could reasonably be expected to have, together with all other such changes and events, a Material Adverse Effect.

          4.9 Litigation. There are no suits, claims, actions or proceedings against or affecting FHI or any of its subsidiaries pending or, to the best of knowledge of FHI, threatened, or, in the reasonable judgment of FHI, probable of assertion, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which could restrict FHI or any subsidiary thereof from engaging in a line of business, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against FHI or any subsidiary which could have a Material Adverse Effect or which could restrict FHI or any subsidiary from engaging in a line of business.

          4.10 Regulatory Applications. The information relating to FHI and its subsidiaries, including Sub, provided by FHI and Sub for inclusion in any applications filed for Regulatory Approvals and in the Proxy Statement (as hereinafter defined) shall comply in all material respects with relevant laws and regulations and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          4.11 Broker's and Finder's Fees. Neither FHI nor any of its subsidiaries, including Sub, has any liability to any broker, finder or similar agent, nor has any of them agreed to pay any brokerage fee, finder's fee or commission, with respect hereto or to the transactions contemplated hereby.

          4.12 Shareholder Approval. No vote of the shareholders of FHI is required by the General Corporation Law of the State of Delaware, the certificate of incorporation or by-laws of FHI or otherwise to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. Sub has obtained all required corporate and shareholder approvals of this Agreement and the Merger.


                                    ARTICLE V

                        COVENANTS OF FHI, SUB AND COMPANY

          5.1 Covenants by FHI, Sub and Company. FHI, Sub and Company shall each:

          (a) Filings and Approvals. Cooperate with the other parties in the preparation and filing, as soon as practicable, of (i) all applications necessary to obtain all consents, approvals, orders, resolutions or forebearances by or from any Governmental Authorities necessary for the consummation of the Merger and the other transactions contemplated by this Agreement (collectively, the "Regulatory Approvals") and (ii) all other documents necessary to obtain any other approvals and consents required to consummate the Merger. Without limiting the generality of the foregoing, (i) FHI and Sub, as applicable, shall provide draft copies of all required applications to Company for review (other than any portions thereof for which FHI or Sub has or will request confidential treatment from the applicable regulatory authority), (ii) Company shall provide draft copies of the Proxy Statement, and any amendments or supplements thereto, to FHI and
Sub for their review a reasonable time prior to the mailing thereof to shareholders of Company, and (iii) FHI, Sub and Company shall promptly apprise each other of all communications with Governmental Authorities regarding the transactions provided for herein and related applications and proceedings.

          (b)  Registration Statement.

          (i) Cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by FHI with the SEC in connection with the issuance of shares of FHI Common Stock in the Merger. Each of FHI, Sub and Company shall use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. FHI also shall use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Company shall furnish to FHI all information concerning Company, its subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

         (ii) Each of FHI, Sub and Company agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of FHI, Sub and Company agrees that the Registration Statement (except, in the case of Company, with respect to portions thereof prepared by FHI, and except, in the case of FHI, with respect to portions thereof prepared by Company) will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

        (iii) FHI will advise Company, promptly after FHI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of FHI Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          (c) Reasonable Best Efforts. Subject to the terms and conditions hereof, use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Such reasonable best efforts shall include, without limitation, (i) using reasonable best efforts to obtain all necessary consents, approvals or waivers from third parties and Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement, and (ii) subject to Section 7.1(c), opposing vigorously any litigation or administrative proceeding or directive relating to this Agreement or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court or agency order.

          (d) Access. During normal business hours and upon reasonable prior notice, afford to the other parties to this Agreement and their counsel, accountants or any other persons selected by such party full access to all its properties, permit such persons to inspect and make copies of all stock records, minute books, books of account, contracts, commitments and other records, and furnish to such persons such counterpart originals or certified or other copies of such documents or such information with respect to its businesses and affairs as the other parties to this Agreement may from time to time reasonably request and that the party requested to provide such information may provide without violation of applicable law or regulation or jeopardy to any attorney-client or similar privilege to which FHI, Sub or Company, as the case may be, may otherwise be entitled as against third parties other than FHI, Sub or Company; provided, however, that all information concerning FHI, its subsidiaries (including Sub), Company and its subsidiaries thus obtained shall be subject to the Confidentiality Agreement, dated February 15, 1996 (the "Confidentiality Agreement"), between FHI and Company.

          5.2 Affirmative Covenants of Company. Company shall, and shall cause its subsidiaries to:

          (a)  Conduct of Business.  From and after the date of this Agreement,
(i) conduct its affairs only in the ordinary course of business consistent with past practice, and use all reasonable efforts to preserve intact its business organization, keep available the services of its present officers and employees and preserve its relationships and goodwill with all persons having business dealings with it, and (ii) maintain its and its subsidiaries' books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered to FHI and Sub, except as required by changes in applicable accounting rules and concurred in by Company's independent public accountants.
          (b) Delivery of Financial Statements. Deliver to FHI and Sub as soon as they become available true and complete copies of any report or statement mailed by it to shareholders or, to the extent permitted by law, filed with Governmental Authorities subsequent to the date hereof and prior to the Effective Time. In addition, Company shall furnish to FHI and Sub the regularly prepared monthly financial statements of Company and its subsidiaries.

          (c) Meeting of Shareholders. Duly call a meeting of its shareholders for the purpose of obtaining the approval of the shareholders to the Merger, this Agreement, and all other matters necessary to consummate the transactions contemplated by this Agreement, which meeting shall be held as soon as practicable after the date hereof. In connection with such meeting, the Board of Directors of Company, subject to the fiduciary duties of the directors (determined after consultation with outside counsel to Company) based on the information available to them at that time, shall recommend approval of the transactions contemplated by this Agreement and indicate the determination by the Board of Directors that the Merger is in the best interests of the shareholders, shall not withdraw such recommendation and shall not recommend approval of any tender offer, exchange offer, merger, consolidation, purchase of substantial assets, recapitalization or similar transaction proposed by any other party.

          (d) Proxy Statement. Promptly prepare and, after consultation with and review by FHI and Sub, mail to shareholders of Company the Proxy Statement. Company represents, warrants and agrees that the Proxy Statement shall not,
(i) on the date it is first mailed to Company's shareholders, and (ii) on the date of the meeting of shareholders with respect to the approval of this Agreement and the Merger, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication which has become false or misleading.

          5.3 Negative Covenants of Company. From the date hereof until the Effective Time, except with the prior consent of FHI and Sub, neither Company nor any of its subsidiaries shall:

          (a) Charter. Amend or propose to amend its articles of incorporation or charter or by-laws.

          (b) Dividends. Declare or pay any dividend (whether in cash, stock or other property) or make any other distribution in respect of its capital stock, except that any wholly-owned subsidiary of Company may declare and pay cash dividends, without restriction, to Company or any of its wholly-owned subsidiaries.

          (c) Issuance of Securities. Issue, reissue, sell or acquire (or agree to issue, reissue, sell or acquire) shares of its capital stock, other equity securities or Voting Debt or rights, options or warrants to acquire any such shares of stock or other equity securities or Voting Debt, except that (i) Company and its subsidiaries may issue shares pursuant to the terms of any Company Stock Options that were issued and outstanding on the date of this Agreement and (ii) wholly-owned subsidiaries of Company may issue shares of capital stock to Company or any of its wholly-owned subsidiaries.

          (d) Reclassifications or Repurchases. Subdivide, combine, aggregate in any way or reclassify any shares of its capital stock or redeem or repurchase any shares of such capital stock.

          (e) Business Combinations. Merge or consolidate (or agree to merge or consolidate) with any other corporation, or convey to another person, firm or corporation or encumber (or agree to convey or encumber), in one transaction or a series of transactions, a material part of its assets or capital stock of its subsidiaries, or acquire (or agree to acquire) all or substantially all the assets of another person, firm or corporation, except pursuant to the Merger.

          (f) Contracts; Employee Matters. (i) Enter into, amend or terminate any material contract, arrangement, or commitment, except as required by the terms of this Agreement; enter into, adopt, amend (except as required by law or this Agreement) or terminate any pension, retirement, profit sharing, bonus, incentive, welfare benefit or any other employee benefit or compensation plan or any agreement, arrangement, plan or policy between Company or any of its subsidiaries and one or more of their respective directors, officers or employees; (ii) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement in effect on the date of this Agreement, or enter into any contract, commitment or arrangement to do any of the foregoing; or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Company or any of its subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

          (g) Indebtedness. Incur any indebtedness for borrowed money in excess of $100,000, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual or entity, other than deposit liabilities and assumptions, endorsements and guarantees, letters of credit, Federal Home Loan Bank borrowings, and Fed Funds borrowings incurred or assumed in the ordinary course of Company Bank's banking business consistent with past practice.

          (h) Investments. Make any investment in the capital stock or securities (excluding notes issued by borrowers in respect of loans made by Company and its subsidiaries in the ordinary course of business) of any other person; except for (i) direct obligations of the United States of America,
(ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, and
(iii) indebtedness described in Section 5.3(g).

          (i)  Business Practices.  (i) Enter into any new line of business;
(ii) materially change its lending, investment, liability management and other material management policies; or (iii) incur or commit to incur any capital expenditures in excess of $100,000 in the aggregate for all such expenditures from the date hereof through and including the Closing Date, or any obligations or liabilities in connection therewith, other than capital expenditures disclosed in Section 5.3(i) of the Company Schedule.

          5.4 Notification. Each party to this Agreement shall notify the other party promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading, or if it becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation or upon the occurrence of any event that would result in a change in the circumstances of either party described in the representations and warranties contained herein.

          5.5 No Shopping. Neither Company nor any subsidiary thereof shall, directly or indirectly, through any officer, director or agent or otherwise, solicit, initiate, endorse, encourage, facilitate or participate in any negotiation in respect of or cooperate with (including by way of furnishing any nonpublic information concerning the business, properties or assets of Company, or any subsidiary thereof) any Acquisition Proposal (as hereinafter defined); provided, however, that the foregoing shall not prohibit Company from (i) furnishing information concerning Company and its subsidiaries, to a person who has made an unsolicited Acquisition Proposal pursuant to a confidentiality agreement substantially similar to the
Confidentiality Agreement, (ii) engaging in discussions or negotiations with such a person, or (iii) following receipt of such an unsolicited Acquisition Proposal, failing to make or withdrawing or modifying the recommendation of Company's Board of Directors referred to in Section 5.2(c), but in each case referred to in clauses (i) through (iii) Company may take such actions only to the extent that the Board of Directors of Company shall have concluded in good faith based on the written advice of outside counsel that such action is required to prevent the Board of Directors of Company from breaching its fiduciary duties to the shareholders of Company under Washington law. Company will notify FHI promptly by telephone, and thereafter promptly confirm such notification in writing, if any such information is requested from, or any Acquisition Proposal or inquiry with respect to any Acquisition Proposal is received by, Company or any subsidiary thereof, and shall furnish FHI with a copy of any written Acquisition Proposal received by Company and a summary of the material terms of any oral Acquisition Proposal so received, including the identity of the person making the proposal. The term "Acquisition Proposal" means any proposal for, or any communication which may reasonably be expected to lead to a proposal for, a merger or other business combination involving Company or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Company or any subsidiary thereof.

          5.6  Indemnification.

          (a) FHI shall indemnify and hold harmless each present and former director, officer, or employee of Company or any of its subsidiaries (each, an "Indemnified Party" and, collectively, the "Indemnified Parties"), to the fullest extent that Company would have been permitted under RCW Title 23B and its articles of incorporation or charter and by-laws as in effect on the date hereof, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, and liabilities and amounts paid in settlement (to the extent FHI consents to such settlement) in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether formal or informal, arising out of or pertaining to any action or omission occurring prior to or as of the Effective Time, including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement. In the event of any such claim, action, suit, proceeding or investigation, the Indemnified Party or Indemnified Parties, as applicable, shall provide prompt written notice thereof to FHI. FHI shall have the right to assume or participate in the defense of any such claim, action, suit, proceeding or investigation at its own expense; provided, however, that FHI shall not be liable for any settlement effected without its written consent (which will not be unreasonably withheld). In the event that FHI fails to timely assume the defense of such claim, action, suit, proceeding or investigation, the Indemnified Parties or an Indemnified Party, as applicable, shall have the right to appoint counsel of their own choosing; provided, however, that FHI shall not be obligated pursuant to this
Section 5.6 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the defense of such action which would make joint representation of such Indemnified Parties inappropriate under applicable rules of professional responsibility. Expenses incurred in defending such claim, action, suit, proceeding or investigation shall be paid by FHI in advance of final disposition of the same upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount unless it shall ultimately be determined that the person is entitled to be indemnified by FHI as authorized in this section.

          (b) The obligations of FHI pursuant to, and the other provisions of, this Section 5.6 shall survive the consummation of the Merger and is intended to benefit each of the Indemnified Parties and shall be binding upon all successors and assigns of FHI. Anything in this Section 5.6 to the contrary notwithstanding, FHI shall not have any obligation under this Section to indemnify any Indemnified Party against any losses, claims, damages or liabilities that are finally judicially determined to have resulted primarily from such Indemnified Party's own willful misconduct or gross negligence.

          (c) FHI shall use all reasonable efforts to provide directors' and officers' liability insurance covering each person who was an officer or director of Company or any subsidiary prior to the Effective Time for a period of three years after the Effective Time, providing coverage not materially less favorable to such persons than that provided to such persons under Company's existing liability insurance policies, as in effect on the date of this Agreement; provided, however, that FHI shall not be obligated to make annual premium payments for such insurance in excess of 125% of the annual premiums paid as of the date hereof by Company for such insurance (the "Maximum Premium Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Premium Amount, FHI shall use its best efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium Amount.
          (d) In the event that FHI or any of its successors or assigns shall consolidate with or merge into any other person or transfer all or substantially all of its properties or assets to any person, proper provisions shall be made so that the successor or assign shall assume the obligations of FHI set forth in this Section 5.6.

          (e) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.6 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. FHI shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.6.

          5.7 Employees. It is the current intention of FHI that all existing employees of Company Bank and its subsidiaries shall be offered the opportunity to continue employment with Company Bank and its subsidiaries after the Effective Time at substantially equivalent salaries as those currently paid by Company Bank. During the two years following the Effective Time, all employees who remain employees of the Surviving Corporation after the Effective Time shall be eligible to participate in a package of employee benefit plans equivalent to the package of employee benefits to be offered to FHI's other financial institution subsidiaries located in Oregon, Washington and Idaho, and which in the aggregate is reasonably competitive in the banking industry in Central Washington. Employees of Company and its subsidiaries who remain in the employ of the Surviving Corporation and its subsidiaries after the Effective Time shall receive full credit for all purposes under such employee benefit plans, except for the purposes of the accrual of benefits other than vacation and sick leave benefits, for the lesser of the length of service prior to the Effective Time with Company or any of its subsidiaries to the extent such service would be recognized under such employee benefit plans if such service was with FHI or its subsidiaries and the length of service that would be recognized under similar employee benefit plans of Company and its subsidiaries.

          5.8 Affiliates. At least 40 days prior to the Closing Date, Company shall deliver to FHI a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of Company, "affiliates" of Company for purposes of Rule 145 under the Securities Act.
Each of FHI and Company shall use all reasonable efforts to cause each person named in the letter delivered by Company to deliver to FHI at least 30 days prior to the Closing Date a written agreement, substantially in the form attached as Exhibit B.
          5.9 Additional Covenants of Company. In order to induce FHI and Sub to enter into this Agreement, Company hereby makes the following additional agreements in favor of FHI and Sub:

          (a) On or prior to the Closing Date, Company shall take, and shall cause Company Bank to take, such actions as are necessary to (a) amend the articles of association of Company Bank to (i) eliminate any provisions which require prior notice to or approval of the OCC of shareholder nominations to the Board of Directors of Company Bank or which otherwise restrict the ability of the shareholders of Company Bank to nominate members of the Board of Directors of Company Bank, (ii) eliminate provisions requiring ownership of shares of Company Bank by directors of Company Bank, and (iii) provide for the taking of board actions through telephonic meetings or by unanimous written consent and (b) cause the foregoing amendments to the articles of association of Company Bank, as well as all other amendments to the articles of association of Company Bank previously adopted by Company Bank, to be filed by Company Bank with the OCC as required by applicable regulations.

          (b) As soon as practicable after the date hereof, and in any event prior to the Effective Time, Company shall terminate each of the Deferred Compensation Agreements between Company and Richard C. Emery and between Company and Richard L. Peenstra.

          (c) As soon as practicable and in any event prior to the Determination Date, Company shall cause Company Bank to charge off each of the following loans made by Company Bank which as of the date hereof are identified by the following loan numbers: Loan Numbers 1803212, 1802446 and 1940923, respectively, and Loan Numbers 1935253 and 1936228, respectively.

          (d) Company shall, after giving effect to the foregoing actions, cause Company Bank's allowance for loan losses as of the Determination Date to be no less than 0.6% of the total loans of Company Bank as of such date, or such higher percentage of total loans as would be required pursuant to all applicable regulations and guidelines of the OCC.

          (e) Prior to the Determination Date, FHI and Company shall engage a consultant qualified in loan examination and classification, which consultant will be designated by FHI and reasonably acceptable to Company, to conduct and complete an examination of the loan files and other information relating to the loans extended to Brubaker Farms in order to determine the appropriate loan classification for such loans. If such consultant determines that any such loan should be classified as "substandard," "doubtful" or "loss" in accordance with applicable regulatory standards, then, as of the Determination Date, after giving effect to all of the foregoing provisions, Company's allowance for loan losses shall be increased by the amount designated by such consultant (but not by more than $136,000). Company shall provide such consultant with all information reasonably requested by consultant in connection with such examination. Prior to the Determination Date, Company shall reimburse FHI for all costs and expenses of the foregoing examination.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

          6.1 Conditions to Company's Obligation to Close. The obligation of Company to consummate the transactions contemplated by this Agreement and to effect the Merger is subject to the satisfaction or waiver on or before the Closing Date of all the following conditions:

          (a) Continued Accuracy of Representations and Warranties; Performance of Covenants. All representations and warranties of FHI and Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except as to those given as of a specified date, which shall be true and correct in all material respects as of such date); FHI and Sub shall each have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied by it at or prior to the Closing Date; and there shall have been delivered to Company on the Closing Date a certificate executed by a duly authorized officer of each of FHI and Sub certifying compliance with the provisions of this Section 6.1(a).

          (b) Regulatory Approvals. Other than the filing of the Articles of Merger with the Secretary of State of the State of Washington, all Regulatory Approvals necessary for consummation of the transactions contemplated by this Agreement shall have been obtained; such approvals shall be in effect and no proceedings shall have been initiated or threatened challenging or questioning such approvals by any governmental agency with jurisdiction thereof; all applicable waiting periods with respect to such approvals shall have expired, and all conditions and requirements prescribed by law or otherwise imposed in connection with such Regulatory Approvals shall have been satisfied.

          (c) Shareholder Approval. The holders of two-thirds of the outstanding shares of Company Common Stock shall have approved this Agreement and the Merger.

          (d) No Injunction. There shall not be pending any temporary restraining or preliminary or permanent injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated hereby, nor shall any Governmental Authority have commenced or threatened any proceedings to issue or obtain any such temporary restraining or preliminary or permanent injunction, order or decree. No law, rule or regulation shall have been adopted by any Governmental Authority having jurisdiction over FHI, Sub or Company or any of their respective subsidiaries challenging or seeking to restrain, materially limit or prohibit the consummation of the transactions contemplated hereby or the ownership by FHI of Company or Company Bank.

          (e) Opinions of Counsel. Company shall have received the following opinions, each addressed to Company and dated the Closing Date:

          (i) an opinion of Thomas P. Huber, Esq., General Counsel of FHI, substantially in the form of Exhibit C hereto;

          (ii) an opinion of Simpson Thacher & Bartlett, counsel to FHI, substantially in the form of Exhibit D hereto; and

          (iii) an opinion of Preston Gates & Ellis, counsel to Sub, in form and substance reasonably satisfactory to Company, with respect to the due incorporation of Sub, and the authorization and enforceability of this Agreement under Washington law (but not addressing the enforceability of the choice of law provisions of this Agreement).

          (f) No Resolution Amendments. Neither the Board of Directors of FHI nor any committee thereof shall have amended or modified the resolutions approving this Agreement, the Merger and the transaction contemplated hereby and shall not have adopted any resolutions inconsistent with such resolutions.

          (g) Effectiveness of Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

          (h) Blue-Sky Permits. FHI shall have received all state securities laws and "blue sky" permits necessary to consummate the Merger.

          (i) Tax Opinion. Company shall have received an opinion from tax counsel to Company reasonably acceptable to the parties to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by the shareholders of Company who receive shares of FHI Common Stock in exchange for their shares of Company Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests; in rendering its opinion, tax counsel to Company reasonably acceptable to the parties may require and rely upon representations and agreements contained in certificates of officers of FHI, Sub, Company and others.

          6.2 Conditions to FHI's and Sub's Obligation to Close. The obligation of FHI and Sub to consummate the Merger is subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions:

          (a) Continued Accuracy of Representations and Warranties; Performance of Covenants. All representations and warranties of Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except as to those given as of a specified date, which shall be true and correct in all material respects as of such date); Company shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied by it at or prior to the Closing Date; and there shall have been delivered to FHI and Sub on the Closing Date a certificate executed by a duly authorized officer of Company certifying compliance with the provisions of this Section 6.2(a).

          (b) Regulatory Approvals. Except for the filing of the Articles of Merger with the Secretary of State of the State of Washington, all Regulatory

Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions (including any requirement that FHI commit to divest branches or assets) which FHI reasonably determines to be materially burdensome upon the conduct of the business of FHI or the Surviving Corporation or which would so adversely impact the economic and business benefits of the Merger to FHI or Surviving Corporation as to render it inadvisable in the reasonable judgment of FHI to proceed with the Merger; such approvals shall be in full force and effect and no proceedings shall have been instituted or threatened seeking the modification or revocation thereof; all applicable waiting periods with respect to such approvals shall have expired; and all conditions and requirements prescribed by law or otherwise imposed in connection with the Regulatory Approvals shall have been satisfied.

          (c) Shareholder Approval. Company shall have furnished FHI and Sub with a certified copy of resolutions duly adopted by the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon approving this Agreement and the Merger; such resolutions shall be in full force and effect and shall not have been modified, rescinded or annulled.

          (d) No Injunction. There shall not be pending any temporary restraining order, preliminary or permanent injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated hereby, nor shall any Governmental Authority have commenced or threatened any proceedings to issue or obtain any such temporary restraining order, preliminary or permanent injunction, order or decree. No law, rule or regulation shall have been adopted by any Governmental Authority having jurisdiction over FHI, Sub or Company or any of their respective subsidiaries challenging or seeking to restrain, materially limit or prohibit the consummation of the transactions contemplated hereby or the ownership by FHI of Company or Company Bank.

          (e) Opinions of Counsel. FHI and Sub shall have received an opinion of Graham & Dunn, P.C., counsel to Company, substantially in the form of Exhibit E hereto.

          (f) No Resolution Amendments. Neither the Board of Directors of Company nor any committee thereof shall have amended or modified the resolutions approving this Agreement, the Merger and the transaction contemplated hereby and shall not have adopted any resolutions inconsistent with such resolutions.

          (g) Consents Under Agreements. Company shall have obtained the consent or approval (in addition to the Regulatory Approvals referred to in Section 6.2(b)) of each person whose consent or approval is required in order to permit the succession of the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Company or its subsidiaries under any loan, credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those the failure of which to obtain would not have a Material Adverse Effect on the Surviving Corporation or its subsidiaries. FHI shall have obtained the consents referred to in Section 4.3 of the FHI Schedule.

          (h) Good Standing and Tax Certificates. Company shall have delivered (i) a certificate dated not more than ten days prior to the Closing Date from the appropriate Governmental Authorities to the effect that each of Company and Company Bank is in good standing under the jurisdiction of its incorporation or organization, (ii) a certificate dated not more than ten days prior to the Closing Date from the appropriate Governmental Authorities to the effect that Company is qualified to do business in the State of Washington, and
(iii) a certificate dated not more than ten days prior to the Closing Date from the Department of Revenue of the State of Washington as to the tax status of Company in such state.

          (i) Resignation of Certain Directors. Company shall have delivered the resignations of all directors of Company and Company Bank other than those as may be designated by FHI prior to the Closing Date to remain in office after the Effective Time, which resignations shall be effective as of the Effective Time.

          (j) Effectiveness of Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

          (k) Blue-Sky Permits. FHI shall have received all state securities laws and "blue sky" permits necessary to consummate the Merger.

          (l) Tax Opinion. FHI shall have received an opinion from Simpson Thacher & Bartlett to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by the shareholders of Company who receive shares of FHI Common Stock in exchange for their shares of Company Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests; in rendering its opinion, Simpson Thacher & Bartlett may require and rely upon representations and agreements contained in certificates of officers of FHI, Sub, Company and others.

          (m) Dissenting Stock. The number of shares of Company Common Stock which may (in accordance with the applicable provisions of RCW Title 23B) be Dissenting Stock shall be less than 10% of the total number of shares of Company Common Stock.


                                   ARTICLE VII

                                   TERMINATION

          7.1 Termination. This Agreement and the obligations of the parties hereunder may be terminated:

          (a) Mutual Consent. By mutual written consent of the parties at any time prior to the Effective Time, whether or not this Agreement or the Merger has theretofore been approved by the shareholders of Company;

          (b) No Shareholder Approval. By either party one business day following the failure of two-thirds of the shareholders of Company to approve this Agreement and the Merger as required by RCW Title 23B at a meeting of Company shareholders duly called, noticed and held for the purpose of voting upon this Agreement and the Merger or at any adjournment or postponement thereof;

          (c) Regulatory Denials or Refusals. By either party after the expiration of 30 days after the Federal Reserve Board or any other Governmental

Authority having jurisdiction over any of the transactions set forth herein, in writing denies or refuses to grant any approval, consent, qualification or ruling required to be obtained under applicable law in order to consummate the Merger, unless prior to the expiration of such 30-day period FHI elects to appeal such denial or refusal or to petition for reconsideration thereof, in which case such 30-day period shall not be deemed to have run while such appeal or petition for reconsideration is being actively pursued by FHI; provided, however, that during the 30-day period following any such denial or refusal, the parties shall consult in good faith as to whether any such appeal or petition for reconsideration should be pursued;

          (d) Company Breach. Immediately upon the expiration of 30 days from the date that FHI or Sub has given notice to Company of Company's material misrepresentation in respect of, or material breach of, or failure in any material respect to satisfy, any condition, warranty, representation or agreement herein, unless such misrepresentation, breach or failure has been fully and completely corrected or cured prior to the expiration of such 30-day period;

          (e) FHI or Sub Breach. Immediately upon the expiration of 30 days from the date that Company has given notice to each of FHI and Sub of either FHI's or Sub's (as the case may be) material misrepresentation in respect of, or material breach of, or failure in any material respect to satisfy, any condition, warranty, representation or agreement contained herein, unless such misrepresentation, breach or failure has been fully and completely corrected or cured prior to the expiration of such 30-day period;

          (f) Delay. Immediately by a party hereto that is not in default hereunder, if the Closing has not occurred on or before December 31, 1996; or

          (g) Possible Adjustment. By Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three-day period commencing at the end of the fifteen trading-day period commencing on the Determination Date, if the Average Closing Price is less than $25.50; subject, however, to the following three sentences. If Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall on the date of such election give written notice to FHI which notice shall specify that Company has elected to exercise its termination right; provided, however, that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period.
During the three-day period commencing with its actual receipt of such notice, FHI shall have the option to elect to increase the Exchange Ratio to equal the quotient (rounded to the nearest one thousandth) obtained by dividing (x) the product of (A) $25.50 and (B) the Exchange Ratio then in effect, by (y) the Average Closing Price. If FHI makes an election contemplated by the preceding sentence within such three-day period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified) and any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the revised Exchange Ratio as adjusted pursuant to this Section 7.1(g).

          7.2  Effect of Termination.  In the event of a termination under
Section 7.1, this Agreement shall become void, and there shall be no liability on the part of either party or any of such party's directors, officers, employees or agents to the other party or such other party's shareholders;

provided, however, that the obligations of Sections 5.6 and 8.8 shall survive the termination of this Agreement; and provided, further, that a termination under Section 7.1 shall not relieve any party of any liability for any intentional breach of this Agreement or for any intentional misrepresentation hereunder or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. In such event, the prevailing party shall be entitled to reasonable attorneys' fees and expenses in addition to any other damages to which it may otherwise be entitled under applicable law.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

          8.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed or telexed or sent by a recognized next-day delivery or courier service, by certified or registered mail (return receipt requested, postage prepaid), or by telecopy or telefacsimile transmission as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

          (a)  If to FHI or to Sub, to

               First Hawaiian, Inc.
               1132 Bishop Street, 25th Floor
               Honolulu, Hawaii  96813
               Attention:  Howard H. Karr
                             Executive Vice President and Treasurer
               Telecopy No.:  (808) 533-7844

               with copies to

               First Hawaiian, Inc.
               1132 Bishop Street, 25th Floor
               Honolulu, Hawaii  96813
               Attention:  Thomas P. Huber
                             Senior Vice President and General
                             Counsel
               Telecopy No.:  (808) 533-7844

               and

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York 10017
               Attention:  Lee Meyerson, Esq.
               Telecopy No.:  (212) 455-3675

          (b)  If to Company, to

               ANB Financial Corporation
               7525 West Canal Drive
               Kennewick, Washington  99336
               Attention:  Richard C. Emery
                             President and Chief Executive Officer
               Telecopy No.:  (509) 735-1301
               with a copy to

               Graham & Dunn, P.C.
               1420 Fifth Avenue, 33rd Floor
               Seattle, Washington 98101
               Attention:  Stephen M. Klein, Esq.
               Telecopy No.: (206) 340-9599

Such notice or other communication shall be deemed duly given (a) on the date of delivery if delivered personally, telegraphed, telexed or sent by telecopy or telefacsimile transmission, upon confirmation of receipt, (b) on the second business day following the date of dispatch from within the United States, if sent by a recognized next-day delivery or courier service, or (c) on the fourth business day following the date of deposit in the United States mails if delivered by certified or registered mail, return receipt requested, postage prepaid.

          8.2 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Hawaii, without regard to provisions regarding choice of law thereof.

          8.3 Entire Agreement. The parties intend that the terms of this Agreement (including the documents and instruments referred to herein and all schedules and exhibits hereto) (a) shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement, except as provided below, (b) shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement and (c) constitutes the entire agreement between the parties and supersedes all prior negotiations, undertakings, representations and agreements, both written and oral, of the parties hereto, save and except the Shareholder Voting Agreements and the Confidentiality Agreement, which shall remain effective in accordance with their respective terms after the execution and delivery of this Agreement. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

          8.4 Amendments and Waivers. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of Company but, after any such approval, no amendment shall be made which by law requires approval of the shareholders of Company, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, any party may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

          8.5 Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          8.6 Interpretation of Agreement. The article, section and other headings and the table of contents used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. The term "person" shall include any individual, partnership, joint venture, corporation, trust or unincorporated organization, any other business entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 26, 1996. Whenever the words "hereof," "herein", "hereunder", "in this Agreement" and other words of similar import are used in this Agreement, they refer to this Agreement as a whole and not to any particular Section or other subdivision. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

          8.7 Nonsurvival of Representations and Covenants. None of the representations, warranties, covenants, agreements and conditions of the parties in this Agreement or in any instrument of transfer or other document delivered in connection with the transactions contemplated by this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, and neither party, nor any of its directors, officers, employees or shareholders shall be under any liability whatsoever with respect to such representations, warranties, conditions and covenants, other than Section 5.6 and other covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

          8.8  Fees and Expenses.

          (a) In the event that the Board of Directors of Company shall (i) withdraw or modify in a manner reasonably expected to be adverse to FHI or Sub the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend any alternative Acquisition Proposal or
(iii) this Agreement is terminated (other than pursuant to Section 7.1(e)) after an alternative Acquisition Proposal has been received by Company and prior to the issuance of the recommendation of this Agreement and the Merger at the meeting of shareholders of the Company referred to in Section 5.2, then within three business days after the occurrence of any such event, Company shall pay to FHI, in immediately available funds, the greater of $150,000 or one percent (1.00%) of the fair market value of the aggregate consideration to be paid by the acquiror in the transaction which is the subject of the alternative Acquisition Proposal to an account designated by FHI prior to the time such payment is due.

          (b) In the event this Agreement is terminated pursuant to Section 7.1(c), FHI shall pay to Company a termination fee in the amount of $100,000.

          (c) Subject to Section 7.2, the parties agree that fees and out-of-pocket expenses incurred by the parties in connection with the transactions contemplated by this Agreement shall be paid as follows:

               (i) Fees and disbursements of counsel, consultants, accountants and other professionals shall be paid by the party employing such person;

               (ii) Company shall bear its own expenses in connection with obtaining approval of the transactions contemplated hereby by its shareholders, including the expense of preparing and distributing the Proxy Statement and all proxy solicitation costs;

               (iii) All SEC filing fees and the costs of obtaining approvals from federal and state banking regulators shall be borne by FHI; and

               (iv) All other fees and out-of-pocket expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

          For purposes of this Section 8.8, the terms "costs", "disbursements", "fees" and "expenses" do not include damages that may otherwise be recoverable by any party as a result of the breach of this Agreement by any other party.

          8.9  Definitions.

          (a) The term "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, property, condition (financial or otherwise), or prospects of (i) Company and its subsidiaries taken as a whole, (ii) FHI and its subsidiaries taken as a whole, or (iii) the Surviving Corporation and its subsidiaries taken as a whole, as the case may be, or (b) the ability of (i) Company, any of Company's subsidiaries or any shareholder of Company that is a signatory to a Shareholder Voting Agreement, or (ii) FHI or any of its subsidiaries, as the case may be, to perform its obligations and consummate the transactions under this Agreement or the Shareholder Voting Agreements, as the case may be.

          (b) The term "subsidiary" shall mean, when used in reference to an entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity. Ownership through fiduciary trust or similar arrangements shall not constitute ownership of stock for purposes of this definition.

          (c) Reference to the "knowledge" or "best knowledge" of Company herein shall mean facts and other information which the President or any Vice President of Company or Company Bank actually know as a result of the performance by them of their duties as officers of Company and Company Bank and diligent inquiry by such officers of those persons in the employ of Company or its subsidiaries having responsibility for the subject matter referred to.

          8.10 Attorneys' Fees. If any legal action is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

          8.11 Publicity. The parties hereto will consult with each other with regard to the terms and substance of any press releases, announcements or other public statements with respect to the transactions contemplated hereby. To the extent practicable, each party shall provide the proposed text of any such press release, announcement or public statement to the other party prior to its publication and shall permit such other party a reasonable period to provide comments thereon.

          8.12 Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void.

          8.13 Further Action. The parties hereto each agree to execute and deliver such documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, and not inconsistent herewith, in order to consummate expeditiously the transactions contemplated by this Agreement.

          8.14 Third Party. Except as expressly provided in this Agreement, each party intends that this Agreement shall not benefit or create any right or cause of action in any person other than the parties to this Agreement.

          8.15 Gender; Number. Whenever the context of this Agreement requires, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural.

          8.16 Schedules. Information contained on the FHI Schedule or Company Schedule shall not imply that such information is material or otherwise required to be included thereon.


          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of February 26, 1996.
                                FIRST HAWAIIAN, INC.

                                By:/s/ Howard H. Karr
                                   Name:   Howard H. Karr
                                   Title:  Executive Vice
                                           President and Treasurer

Attest:

/s/ Thomas P. Huber
Name:  Thomas P. Huber
Title: Senior Vice President

                                ANB ACQUISITION CORPORATION

                                By:/s/ Howard H. Karr

                                   Name:   Howard H. Karr
                                   Title:  President

Attest:

/s/ Thomas P. Huber
Name:  Thomas P. Huber
Title: Secretary
                                ANB FINANCIAL CORPORATION

                                By:/s/ Craig D. Eerkes
                                   Name:   Craig D. Eerkes
                                   Title:  Chairman of the Board
Attest:


/s/ Richard C. Emery
Name:  Richard C. Emery
Title: President and CEO

                                                  EXHIBIT A-1



                                  Shares              Percent
Stockholder                       Owned               Owned

Russell J. Dean                   14,970                9.99

Leonard Dietrich                  11,259                7.51

Craig D. Eerkes                   12,271                8.19
Marilee N. Eerkes

R.C. Emery                         5,000                3.34
Kathy L. Emery

Harvey Faurholt                    1,300                0.87

Ronald G. Grant                    2,320                1.55

Horton Wilkins & Faurholt          1,900                1.27

E. Neal Smiley                     9,235                6.16
Joyce Smiley

Smith Barney Shearson Inc.           155                0.10
FBO R.C. Emery

Joe Vincent                        1,651                1.10
Trudy Vincent

George Yoshino                    14,950                9.98

George Grant                      14,970                9.99

 TOTAL                            89,981               60.06

                                                EXHIBIT A-2



                               February 26, 1996


First Hawaiian, Inc.
1132 Bishop Street
Honolulu, Hawaii  96813

                         Re:  ANB Financial Corporation

Dear Sir or Madam:

           As an inducement to First Hawaiian, Inc. ("FHI") entering into the Agreement and Plan of Merger (the "Agreement"), dated as of February 26, 1996, among FHI, ANB Acquisition Corporation, a wholly-owned merger subsidiary of FHI, and ANB Financial Corporation ("ANB Financial"), I hereby agree to vote all of the shares of capital stock of ANB Financial that I own or otherwise have the power to vote in favor of approval of the Agreement and the transactions contemplated thereby at any meeting of stockholders of ANB Financial held to vote thereon.

           It is expressly understood and acknowledged by the parties hereto that nothing contained herein is intended to restrict in any way the ability of any person as a member of the Board of Directors of ANB Financial from voting on any matter or otherwise acting, in the capacity as director of ANB Financial, with respect to any matter, including but not limited to, the business or operations of ANB Financial, or any exercise of such person's fiduciary responsibilities as a director.

           If the Agreement is terminated prior to the Effective Time (as such term is defined in the Agreement), I shall have no further obligations under this letter agreement from and after the date of such termination. I further agree that if I sell any of the shares subject to this letter agreement, I will obtain from the purchaser thereof an agreement in favor of FHI in the same form as this letter agreement.

                          Very truly yours,


                          _________________________

                                                          EXHIBIT B



ANB Financial Corporation
7525 West Canal Drive
Kennewick, Washington  99336

First Hawaiian, Inc.
1132 Bishop Street, 25th Floor
Honolulu, Hawaii  96813


Ladies and Gentlemen:

          I have been advised that as of the date hereof I may be deemed to be an "affiliate" of ANB Financial Corporation, a Washington corporation ("ANB"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of February 26, 1996 (the "Agreement"), among First Hawaiian, Inc., a Delaware corporation ("FHI"), ANB Acquisition Corporation, a Washington corporation and wholly-owned subsidiary of FHI ("Sub"), and ANB, ANB will be merged with Sub and will become a wholly-owned subsidiary of FHI (the "Merger").

          As a result of the Merger, I may receive shares of common stock, par value $5.00 per share, of FHI ("FHI Common Stock") in exchange for shares (or options for shares) owned by me of common stock, par value $1.00 per share, of ANB ("ANB Common Stock").

          I represent, warrant and covenant to FHI, Sub and ANB that in the event I receive any FHI Common Stock as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of FHI Common Stock in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of FHI Common Stock, to the extent I felt necessary, with my counsel or counsel for ANB.

          C. I have been advised that the issuance of FHI Common Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that (a) because at the time the Merger was submitted for a vote of the shareholders of ANB, I may be deemed to have been an affiliate of ANB and (b) the distribution by me of FHI Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of FHI Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to FHI, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that FHI is under no obligation to register the sale, transfer or other disposition of FHI Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that stop transfer instructions will be given to FHI's transfer agents with respect to FHI Common Stock and that there will be placed on the certificates for FHI Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

               "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be
          transferred in accordance with the terms of an agreement dated    ,
          199 between the registered holder hereof and First Hawaiian, Inc., a copy of which agreement is on file at the principal offices of First Hawaiian, Inc."

          F. I also understand that unless the transfer by me of my FHI Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, FHI reserves the right to put the following legend on the certificates issued to my transferee:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

          It is understood and agreed that the legend set forth in paragraph E or F above, as the case may be, shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to FHI a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to FHI, to the effect that such legend is not required for purposes of the Act.

          By its acceptance hereof, FHI agrees, for a period of two years after the Effective Time (as defined in the Agreement), that it, as the surviving corporation, will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) under the Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Act are therefore available to me in the event I desire to transfer any FHI Common Stock issued to me in the Merger.

          By signing this letter, without limiting or abrogating my agreements set forth above, I do not admit that I am an "affiliate" of ANB within the meaning of the Act or the Rules and Regulations, and I do not waive any right I may have to object to any assertion that I am such an affiliate.

                               Very truly yours,


                               _______________________
                               Name:


Accepted this   day of
          , 199_, by

ANB FINANCIAL CORPORATION


By:___________________________
   Name:  Craig D. Eerkes
   Title: Chairman of the Board


FIRST HAWAIIAN, INC.


By:___________________________
   Name:  Walter A. Dods, Jr.
   Title: Chairman of the Board and
          Chief Executive Officer

                                                    EXHIBIT C



                    FORM OF OPINION OF THOMAS P. HUBER, ESQ.


                          _________ __, 1996

ANB Financial Corporation
7525 West Canal Drive
Kennewick, Washington  99336

Ladies and Gentlemen:

          I am General Counsel of First Hawaiian, Inc., a Delaware corporation ("FHI"). This opinion letter is delivered to you pursuant to subsection 6.1(e)(i) of the Agreement and Plan of Merger, dated as of February 26, 1996 (the "Merger Agreement"), among FHI, ANB Acquisition Corporation, a Washington corporation and a wholly-owned subsidiary of FHI ("Sub"), and ANB Financial Corporation, a Washington corporation ("Company"). The terms used in this opinion letter that are defined in the Merger Agreement shall have the respective meanings set forth in the Merger Agreement, unless otherwise defined herein.

           In connection with this opinion letter, I have examined, and have relied as to matters of fact upon, an original or copy, certified or otherwise identified to my satisfaction, of the Merger Agreement, the documents delivered at the Closing and such corporate records, agreements, certificates, instruments and other documents, and upon such certificates or comparable documents of public officials and of officers and representatives of FHI, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In addition, I have assumed with your permission that the Merger Agreement has been duly authorized, executed and delivered by each of the parties thereto (other than FHI and Sub).

          In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of all such latter documents.

          Based upon the foregoing, and subject to the qualifications and limitations set forth herein, I advise you that in my opinion:

          1. FHI is a corporation validly existing and in good standing under the laws of the State of Delaware.

          2. The Merger Agreement constitutes a valid and legally binding obligation of FHI, enforceable against FHI in accordance with its terms.

          3. Neither the execution and delivery of the Merger Agreement by FHI nor the performance by FHI of its obligations thereunder will (i) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of FHI or any of its subsidiaries pursuant to, any note, bond, mortgage or indenture, license, agreement, commitment, lease or other instrument, contract or other obligation known to me, or any agreement or other arrangement filed with or incorporated by reference in FHI's Form 10-K for the year ended December 31, 1995, to which FHI or any of its subsidiaries is a party or by which any of their properties or assets may be bound, except for such breaches, defaults, rights of termination, cancellation or acceleration and such liens, charges or encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to FHI and its subsidiaries taken as a whole, or (ii) violate any order, writ, injunction, or decree known to me, or any Hawaii statute or regulation, that is applicable to FHI or any of its subsidiaries.

          4. No consents, approvals, orders, resolutions or forebearances by or from any Hawaii Governmental Authorities or, to the best of my knowledge, any other third parties are required in order for FHI to execute and deliver the Merger Agreement and to perform its obligations thereunder, except such consents, approvals, orders, resolutions or forebearances as have been received.

          My opinion set forth in paragraph 2 above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and subject to the qualification that the enforceability of the indemnification provisions in the Merger Agreement may be limited by applicable federal and state securities laws and public policy considerations underlying such laws.

          With your permission, I do not express any opinion as to any provision of the Merger Agreement intended to permit modification thereof only by means of an agreement signed in writing by the parties thereto, nor do I express any opinion with respect to the antitrust laws of the United States of America.

          I am a member of the Bar of the State of Hawaii and I do not express any opinion herein concerning any law other than the law of the State of Hawaii, the federal law of the United States of America and the General Corporation Law of the State of Delaware.

          This opinion letter is rendered to you in connection with the above-described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation, without my prior written consent.

                          Very truly yours,


                          THOMAS P. HUBER

                               EXHIBIT D



                           [FORM OF OPINION OF SIMPSON
                               THACHER & BARTLETT]






                               ________ __, 199_



ANB Financial Corporation
7525 West Canal Drive
Kennewick, Washington  99336

Ladies and Gentlemen:

          We have acted as special counsel to First Hawaiian, Inc., a Delaware corporation ("FHI"), in connection with the preparation, execution and delivery of the Agreement and Plan of Merger, dated as of February __, 1996 (the "Merger

Agreement"), among FHI, ANB Acquisition Corporation, a Washington corporation and a wholly-owned subsidiary of FHI ("Sub"), and ANB Financial Corporation, a

Washington corporation ("Company").  This opinion is delivered to you pursuant to subsection 6.1(e)(ii) of the Merger Agreement.  The terms used in this opinion that are defined in the Merger Agreement shall have the respective meanings set forth in the Merger Agreement, unless otherwise defined herein.

          In connection with this opinion, we have examined, and have relied as to matters of fact upon, an original or copy, certified or otherwise identified to our satisfaction, of the Merger Agreement, the documents delivered at the

Closing and such corporate records, agreements, certificates, instruments and other documents, and upon such certificates or comparable documents of public officials and of officers and representatives of FHI and Sub, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of all such latter documents.  In addition, we have assumed with your permission that the Merger Agreement has been duly authorized, executed and delivered by each of the parties thereto (other than

FHI).

          Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we advise you that in our opinion:

          1. FHI is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, and the rules and regulations of the Board of Governors of the Federal Reserve System promulgated thereunder.

          2. FHI has the corporate power and authority to execute and deliver the Merger Agreement and to perform its obligations thereunder.

          3. The Merger Agreement has been duly authorized, executed and delivered by FHI.

          4. Neither the execution and delivery of the Merger Agreement by FHI, nor the performance by FHI of its obligations thereunder, will (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of FHI, or (ii) violate any United States federal statute or regulation that is applicable to FHI or any of its subsidiaries or the Delaware General Corporation Law.

          5. No consents, approvals or orders by or from any United States Governmental Authority are required in order for FHI to execute and deliver the Merger Agreement or perform its obligations thereunder, except such consents, approvals or orders as have been received.

          6. The Registration Statement has become effective under the Securities Act of 1933, as amended (the "Act"), and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending by the SEC.

          7. The shares of the FHI Common Stock to be issued upon conversion of the Company Common Stock in the Merger have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable and will not have been issued in violation of the preemptive rights of any shareholder of FHI as set forth in Article Ninth of FHI's certificate of incorporation.

          8. The statements contained in the Registration Statement under the caption "Description of Capital Stock," insofar as they purport to constitute a summary of certain terms of FHI's capital stock, constitute an accurate summary of such terms of such capital stock in all material respects.

          We have not independently verified the accuracy, completeness or fairness of the statements made or included in the Registration Statement and take no responsibility therefor, except as and to the extent set forth in paragraph 8 above.  In the course of the preparation by FHI of the Registration

Statement, we participated in conferences with certain officers and employees of FHI and with representatives of Coopers & Lybrand LLP.  Based upon our examination of the Registration Statement, our investigations made in connection with the preparation of the Registration Statement and our participation in the conferences referred to above, we are of the opinion that the Registration Statement, as of its effective date, complied as to form in all material respects with the requirements of the Act and the applicable rules and regulations of the Commission thereunder, except that we express no opinion with respect to the financial statements or other financial or statistical data contained in the Registration Statement.

          We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the

United States of America and the General Corporation Law of the State of

Delaware.

          This opinion letter is rendered to you in connection with the above-

described transaction.  This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.


                          Very truly yours,



                          SIMPSON THACHER & BARTLETT

                                                      EXHIBIT E



                     FORM OF OPINION OF GRAHAM & DUNN, P.C.



                                              _________ __, 199_




First Hawaiian, Inc.
1132 Bishop Street, 25th Floor
Honolulu, Hawaii  96813

Ladies and Gentlemen:

           We have acted as counsel to ANB Financial Corporation, a Washington corporation ("Company"), in connection with the preparation, execution and delivery of the Agreement and Plan of Merger, dated as of February 26, 1996 (the "Merger Agreement"), among First Hawaiian, Inc., a Delaware corporation ("FHI"), ANB Acquisition Corporation, a Washington corporation and a wholly-owned subsidiary of FHI, and Company. This opinion letter is delivered to you pursuant to subsection 6.2(e) of the Merger Agreement. The terms used in this opinion letter that are defined in the Merger Agreement shall have the respective meanings set forth in the Merger Agreement, unless otherwise defined herein.

           In connection with this opinion letter, we have examined, and have relied as to matters of fact upon, originals or copy, certified or otherwise identified to our satisfaction, of the Merger Agreement, the documents delivered at the Closing and such corporate records, agreements, certificates, instruments and other documents, and upon such certificates or comparable documents of public officials and of officers and representatives of Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all such latter documents. In addition, we have assumed with your permission that the Merger Agreement has been duly authorized, executed and delivered by each of the parties thereto (other than Company).

          As used in this opinion letter, the expressions "to the best of our knowledge" and "known to us" mean the conscious awareness of facts or other information by the lawyers in our office representing Company in connection with the negotiation and preparation of the Merger Agreement and by the lawyers in our office who within the last twelve months have represented Company in connection with any other matters. Such expressions do not include information that might be revealed if there were to be undertaken a canvass of all lawyers in all of our offices or a review of all of our files.

          Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we advise you that in our opinion:

          1. Company is a corporation validly existing and in good standing under the laws of the State of Washington.

          2. Company is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder. Company Bank is a national banking association validly existing and in good standing under the laws of the United States.

          3. Company has the corporate power and authority to execute and deliver the Merger Agreement and to perform its obligations thereunder.

          4. The Merger Agreement has been duly authorized, executed and delivered by Company and constitutes a valid and legally binding obligation of Company, enforceable against Company in accordance with its terms.

          5. Neither the execution and delivery of the Merger Agreement by Company nor the performance by Company of its obligations thereunder will
     (i) violate or result in a breach of any provision of the Company's articles of incorporation or bylaws or the articles of association or bylaws of Company Bank, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of Company or Company Bank pursuant to, any note, bond, mortgage or indenture, license, agreement (including, without limitation, the Stock Buy and Sell Agreement dated as of February 26, 1992 between certain shareholders of ANB), commitment, lease or other instrument, contract or other obligation known to us to which Company or Company Bank is a party or by which any of their properties or assets may be bound, except for such breaches, defaults, rights of termination, cancellation or acceleration and such liens, charges or encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, or (iii) violate any order, writ, injunction, or decree known to us, or any Washington or federal statute or regulation, that is applicable to Company or Company Bank.

          6. No consents, approvals, orders, resolutions or forebearances by or from any United States or Washington Governmental Authorities are required in order for Company to execute and deliver the Merger Agreement or to perform its obligations thereunder, except such consents, approvals, orders, resolutions or forebearances as have been received.

          7. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights of Company shareholders under applicable Washington statutes or Company's articles of incorporation. To the best of our knowledge, except as set forth in Section 3.5 of the Merger Agreement or in the Company Schedule, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Company to issue, deliver or sell any additional shares of Company's capital stock or Voting Debt, and no unissued shares of Company Common

     Stock are subject to any preemptive rights of Company shareholders under applicable Washington statutes or Company's articles of incorporation. To the best of our knowledge, there are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in Company.

          8. Except for the approval of the Merger Agreement by the Board of Directors of Company and the holders of at least two-thirds of the outstanding shares of Company Common Stock (which approvals have been obtained and are in full force and effect), no other approvals or consents by the Board of Directors or the shareholders of Company are required for the execution and delivery of the Merger Agreement and the performance by Company of its obligations thereunder.

          Our opinion set forth in paragraph 4 above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and subject to the qualification that the enforceability of the indemnification provisions in the Merger Agreement may be limited by applicable federal and state securities laws and public policy considerations underlying such laws.

          We are members of the Bar of the State of Washington and we do not express any opinion herein concerning any law other than the federal law of the United States of America and the law of the State of Washington.

          This opinion letter is rendered to you in connection with the above-described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation, without our prior written consent.

                          Very truly yours,


                          GRAHAM & DUNN, P.C.